UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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Brocade Communications Systems, Inc. 1745 Technology Drive, San Jose, CA 95110 www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Brocade Communications Systems, Inc. The Annual Meeting will be held on April 15, 2009, at 2:00 p.m. Pacific Time, at our corporate offices located at 1745 Technology Drive, San Jose, California 95110. At the Annual Meeting, we will ask you to elect three directors, approve the 2009 Stock Plan, approve the 2009 Director Plan, approve the 2009 Employee Stock Purchase Plan, ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2009, consider two stockholder proposals, if each is properly presented at the meeting, and to transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

Similar to last year’s annual stockholder meeting materials, we are also pleased to take advantage of the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which we believe will allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Stockholders of record as of February 17, 2009 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Dave House	Michael Klayko
Chairman of the Board	Chief Executive Officer

Brocade Communications Systems, Inc. 1745 Technology Drive, San Jose, CA 95110 www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 15, 2009

On April 15, 2009, Brocade Communications Systems, Inc. (“Brocade”) will hold its 2009 Annual Meeting of Stockholders at 2:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 1745 Technology Drive, San Jose, California 95110 for the following purposes:

•	To elect Judy Bruner, David L. House and L. William Krause as Class I directors;

•	To approve the 2009 Stock Plan;

•	To approve the 2009 Director Plan;

•	To approve the 2009 Employee Stock Purchase Plan;

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2009;

•	To consider two stockholder proposals, if each is properly presented at the meeting; and

•	To transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at an adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For the Board of Directors,

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

San Jose, California

February 20, 2009

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors is providing these proxy materials to you for use in connection with the 2009 Annual Meeting of Stockholders to be held on April 15, 2009 at 2:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 1745 Technology Drive, San Jose, California 95110. Stockholders of record are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability was first mailed to all stockholders entitled to vote at the Annual Meeting, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 25, 2008, including financial statements, were first made available to you on the internet, on or about February 20, 2009. Our principal executive offices are located at 1745 Technology Drive, San Jose, California 95110, and our telephone number is (408)  333-8000.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	To elect Judy Bruner, David L. House and L. William Krause as Class I directors;

•	To approve the 2009 Stock Plan;

•	To approve the 2009 Director Plan;

•	To approve the 2009 Employee Stock Purchase Plan;

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2009;

•

To consider a stockholder proposal, if properly presented at the meeting, to urge the Company to take all steps necessary to delete the supermajority voting requirements in the Company’s certificate of incorporation and bylaws; and

•	To consider a stockholder proposal, if properly presented at the meeting, to ask the Board of Directors to reorganize the Board of Directors into one class subject to election each year.

To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends a vote:

•	FOR the election of Judy Bruner, David L. House and L. William Krause as Class I directors;

•	FOR approval of the 2009 Stock Plan;

•	FOR approval of the 2009 Director Plan;

•	FOR approval of the 2009 Employee Stock Purchase Plan;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2009;

•	AGAINST the stockholder proposal to urge the Company to take all steps necessary to delete the supermajority voting requirements the Company’s certificate of incorporation and bylaws; and

•	AGAINST the stockholder proposal to ask the Board of Directors to reorganize the Board of Directors into one class subject to election each year.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice will provide information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade as of the close of business on February 17, 2009 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, we had a total of 386,953,943 shares of Brocade common stock (“Common Stock”) issued and outstanding, which were held of record by approximately 2,608 stockholders. The stock transfer books will not be closed between the Record Date and the date of the meeting. As of the Record Date, we had no shares of Preferred Stock outstanding. Each share of Brocade Common Stock is entitled to one vote.

Registered Stockholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the Notice was provided to you directly by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the record holder, you may not vote these shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In addition, you must also present a form of photo identification acceptable to us, such as a valid driver’s license or passport.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Central Time on April 14, 2009.

Street Name Stockholders:    If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Based on the instructions provided by the broker, bank or other holder of record of their shares, street name stockholders may generally vote by one of the following methods:

By Mail.    If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

By Methods Listed on Voting Instruction Card.    Please refer to your voting instruction card or other information provided by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder.    A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card of the Notice provided to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I sign a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the above recommendations of our Board of Directors. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (1745 Technology Drive, San Jose, California 95110) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:

You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What is a quorum?

A:	The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote is represented in person or by proxy at the meeting constituting a quorum. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter.

Directors are elected by a majority of the votes cast at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the 2009 Stock Plan, approval of the 2009 Director Plan and approval the 2009 Employee Stock Purchase Plan, each require the affirmative vote of the majority of the votes cast (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal) on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Approval of each of the stockholder proposals requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposals at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of each of the two stockholder proposals and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who pays for the proxy solicitation process?

A:

Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained The Altman Group to assist with the solicitation for an estimated fee of $8,000, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the SEC and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2010 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than October 23, 2009.

If a stockholder intends to submit a proposal or nomination for director for our 2010 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2009 Annual Meeting. If the date of the 2010 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the 2010 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2010 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2010 Annual Meeting is first made by Brocade. Our bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-6758 or write to Investor Relations, Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of nine members: Judy Bruner, Renato (Renny) A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko, L. William Krause, and Sanjay Vaswani. Mr. House serves as Chairman of the Board of Directors. In addition, Michael Rose served as a director until his resignation effective as of October 1, 2008, and Robert Walker served as a director until the Company’s 2008 Annual Meeting of Stockholders on April 10, 2008. The Board of Directors has determined that each of the directors other than Mr. Klayko is an independent director within the meaning set forth in the NASDAQ rules, as currently in effect. The Board of Directors had determined that Messrs. Rose and Walker were both independent directors with the meaning set forth in the NASDAQ rules during their period of service as a director. Ms. Bruner was appointed to the Board of Directors effective as of January 7, 2009. Mr. Earhart was appointed to the Board of Directors effective as of February 10, 2009. There are no family relationships between any director and executive officer.

The Board of Directors held 13 meetings during fiscal year 2008, four of which were regularly scheduled meetings and nine of which were special meetings. The Board also acted three times by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which each director served during fiscal year 2008 and was eligible to attend.

Information About the Directors and Nominees

Set forth below is information regarding our directors and the nominees as of January 20, 2009, except for (and including) Alan L. Earhart who was appointed a director effective February 10, 2009:

Name	Age	Position	Director Since
Class I Directors whose terms expire at the 2009 Annual Meeting
Judy Bruner	50	Director	2009
David L. House	65	Chairman	2004
L. William Krause	66	Director	2004
Class II Directors whose terms expire at the 2010 Annual Meeting
Renato (Renny) A. DiPentima	68	Director	2007
Alan L. Earhart	65	Director	2009
Sanjay Vaswani	49	Director	2004
Class III Directors whose terms expire at the 2011 Annual Meeting
John W. Gerdelman	56	Director	2007
Glenn C. Jones	63	Director	2006
Michael Klayko	54	CEO and Director	2005

Nominees for Election as Class I Directors — Terms Would Expire at the 2012 Annual Meeting

Judy Bruner has served as a director since January 2009. Ms. Bruner has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, since June 2004. Ms. Bruner served as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner holds a B.A. degree in economics from the University of California, Los Angeles and an M.B.A. degree from Santa Clara University.

David L. House has served as a director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board.

Mr. House served as Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of voice data and broadband services, from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House served in senior management positions at Intel Corporation for 23 years. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University of Boston.

L. William Krause has served as a director since 2004. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director of Core-Mark Holdings, Inc., a distributor of packaged consumer goods, and Sybase, Inc., a provider of enterprise and mobile software solutions for information management, development and integration. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Class II Directors — Terms Expire at the 2010 Annual Meeting

Renato (Renny) A. DiPentima has served as a director since February 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima is the retired President and Chief Executive Officer of SRA International, a provider of technology and strategic consulting services and solutions, where he served from January 2005 until March 2007. From November 2003 to January 2005, he served as SRA’s President and Chief Operating Officer. Prior to that, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. Dr. DiPentima is also currently serving on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. degree from New York University, an M.A. degree from George Washington University and a Ph.D. degree from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University.

Alan L. Earhart has served as a director since February 2009. Mr. Earhart served as a member of the Board of Directors of Foundry Networks, Inc. from August 2003 until December 2008 when Foundry was acquired by Brocade. Mr. Earhart has been a retired partner of PricewaterhouseCoopers LLP since 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart also serves on the board of directors of Macrovision Solutions Corporation, Monolithic Power Systems, Inc. and Network Appliance, Inc. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon.

Sanjay Vaswani has served as a director since April 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd., an Indian publicly traded software services firm. Mr. Vaswani earned a B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Class III Directors — Terms Expire at the 2011 Annual Meeting

John W. Gerdelman has served as a director since February 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Since January 2004, Mr. Gerdelman has been the Chairman of Intelliden Corporation, a company he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. From April 2002 to December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division and served as CEO of Long Lines Limited, a startup call center company. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves on the Board of Visitors. Mr. Gerdelman also currently serves as a director of Sycamore Networks, Inc., an optical switching company, and Proxim Wireless Corporation (formerly, Terabeam Corporation), a broadband provider.

Glenn C. Jones has served as a director since April 2006. Mr. Jones has served as a business consultant to technology companies since 1998. Mr. Jones previously served as Chief Financial Officer of Cirrus Logic, Inc. as well as Chief Financial Officer of PMC-Sierra, Inc. Prior to these public company roles, he was Chief Financial Officer for Metaphor Computer Systems, Inc., a privately held company, and served as General Manager of Metaphor’s computer systems business which was acquired by IBM Corporation. He also was the founding Chief Financial Officer and Vice President of Operations for Gain Computer Systems, which was acquired by Sybase Corp. Mr. Jones, a Certified Public Accountant, holds a B.S. degree in accounting from the University of Illinois and an M.B.A. from Golden Gate University.

Michael Klayko has served as our Chief Executive Officer and as a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. degree in electronic engineering from Ohio Institute of Technology, in Columbus, Ohio.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. In addition, the Board of Directors has a Special Litigation Committee, which is currently in effect, and a Settlement Committee, which was disbanded in February 2008. All members of the committees appointed by the Board of Directors are non-employee directors and the Board of Directors has determined that all such members are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect, except Michael Klayko, Brocade’s Chief Executive Officer, who serves as Chairman of our Corporate Development Committee. In addition, all directors who served on a committee during any portion of fiscal year 2008, other than Mr. Klayko, were independent under the applicable rules and regulations of NASDAQ and the SEC during such director’s period of service.

The following chart details the membership of each standing committee currently and during fiscal year 2008 and the number of meetings each committee held in fiscal year 2008.

Name of Director	Audit		Compensation	Nominating & Corporate Governance	Corporate Development
Judy Bruner(1)	M
Renato A. DiPentima				M
Alan L. Earhart(2)	M
John W. Gerdelman	M		M
David L. House			M	M	M
Glenn C. Jones(3)	C
Michael Klayko					C
L. William Krause(4)	(M	)	M	C
Michael Rose(5)	(M	)			(M	)
Sanjay Vaswani			C	M
Robert Walker(6)	(C	)
Number of Meetings in Fiscal 2008	13		12	5	2

M = Member

C = Chair

(1)	Ms. Bruner joined the Audit Committee effective as of January 7, 2009.

(2)	Mr. Earhart joined the Audit Committee effective as of February 10, 2009.

(3)	During fiscal year 2008, Mr. Jones was a member of the Audit Committee until April 10, 2008 and became Chairman of the Audit Committee beginning on April 10, 2008.

(4)	Mr. Krause was a member of the Audit Committee from October 1, 2008 until February 10, 2009.

(5)	Mr. Rose resigned from the Board of Directors and the Audit Committee and Corporate Development Committee effective as of October 1, 2008.

(6)	Mr. Walker was a member of the Board and Chairman of the Audit Committee until April 10, 2008, when he did not stand for re-election to the Board of Directors at the Company’s 2008 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent registered public accountants; pre-approves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Jones and Gerdelman is an “audit committee financial expert” as defined by SEC rules, as currently in effect.

The Audit Committee Report is included in this proxy statement on page 68. A copy of the Audit Committee’s written charter was attached as Appendix I to the Company’s proxy statement for the annual meeting of stockholders held on April 17, 2006 and is also available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies generally; (ii) overseeing, evaluating and approving executive officer and director compensation plans, policies and programs; and (iii) reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by Securities and Exchange Commission rules to be included in the Company’s annual proxy statement.

The Compensation Committee Report is included herein on page 59. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective; and (iv) reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to the attention of our Corporate Secretary re: stockholder director recommendation. In addition, procedures for stockholder direct nomination of directors are discussed in the in the section titled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our bylaws, a copy of which is available on the SEC’s EDGAR website at www.sec.gov as Exhibit 3.2 to our Form 8-K filed with the SEC on February 10, 2009 and on the investor relations section of our website at www.brocade.com.

Director Qualifications.    The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out their duties, and to provide insight and practical wisdom based on their past experience. A director’s service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly their director duties. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.    The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

In addition to the foregoing, effective following the 2008 Annual Meeting of Stockholders, we implemented majority voting for directors. As a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election at the meeting of stockholders, as described in the Company’s bylaws as amended, and the Board accepts the resignation.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions; and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, Messrs. Gerdelman, House, Krause and Vaswani served as members of the Compensation Committee. No member of the Compensation Committee during fiscal 2008 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. All members of the Board of Directors at that time attended the 2008 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor

Relations, 1745 Technology Drive, San Jose, California 95110. Stockholders who would like their submission directed to a member of the Board of Directors may so specify. All communications will be reviewed by the General Counsel or Director of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Director of Investor Relations will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

In July 2003, the Board of Directors adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. The information on our website is not a part of this Proxy Statement. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions and relates to certain elements of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

Director Compensation

The following tables provide information about the actual compensation earned by non-employee directors who served during the 2008 fiscal year.

2008 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		Restricted Stock Unit Awards(2) ($)	Total ($)
Renato A. DiPentima	105,964	99,270	(5)	38,949	244,183
John W. Gerdelman	125,431	99,270	(5)	38,949	263,650
David L. House	109,000	70,083	(6)	38,949	218,032
Glenn C. Jones	75,200	92,973	(7)	38,949	207,122
L. William Krause	77,550	66,904	(8)	38,949	183,403
Michael Rose(3)	66,962	79,627		38,949	185,538
Sanjay Vaswani	80,000	76,083	(9)	38,949	195,032
Robert R. Walker(4)	32,931	53,047		—	85,978

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the expense recognized for financial statement reporting purposes for fiscal year 2008 (except for Messrs. Walker and Rose where the amount is through April 10, 2008 and October 1, 2008, respectively, when each ceased being a director of the Company) for stock option awards granted to each of the non-employee directors in fiscal year 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of our non-employee directors in fiscal year 2008, except all unvested portions of options held by Messrs. Walker and Rose on April 10, 2008 and October 1, 2008, respectively, when each ceased being a director. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 25, 2008, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2008, see the notes in our financial statements in the Form 10-K for the respective year.

(2)	These awards were granted April 10, 2008 with a grant date fair market value of $7.18 per share. This column represents the expense recognized for financial statement reporting purposes for fiscal year 2008, in accordance with SFAS 123R.

(3)	Director until October 1, 2008 when he resigned from the Board. Mr. Rose received an option award for 20,000 shares of common stock on April 18, 2008 with a grant date fair value of $2.4266. This option was forfeited along with all other unvested portions of options held by Mr. Rose as of October 1, 2008.

(4)	Director until April 10, 2008 when he did not stand for re-election to the Board of Directors at the Company’s 2008 Annual Meeting of Stockholders. Mr. Walker did not receive an option award during fiscal 2008.

(5)	During fiscal 2008, each of Messrs. DiPentima and Gerdelman received an option award for 20,000 shares of common stock on January 29, 2008 with a grant date fair value of $63,239.

(6)	During fiscal 2008, Mr. House received an option award for 20,000 shares of common stock on February 19, 2008 with a grant date fair value of $72,285; and an option award for 7,500 shares of common stock on February 28, 2008 with a grant date fair value of $27,043

(7)	During fiscal 2008, Mr. Jones received an option award for 20,000 shares of common stock on April 18, 2008 with a grant date fair value of $42,532.

(8)	During fiscal 2008, Mr. Krause received an option award for 10,000 shares of common stock on October 22, 2008 with a grant date fair value of $12,961.

(9)	During fiscal 2008, Mr. Vaswani received an option award for 15,000 shares of common stock on April 30, 2008 with a grant date fair value of $37,451.

Cash Compensation.    Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. Each non-employee member of a committee of the Board received, and will receive, the fees as set forth below for his or her service on the Board and each committee of the Board:

Fiscal Years 2008 and 2009
Annual retainer for serving as a Board member	$30,000
Chairman of the Board	$30,000
Audit Committee Chair*	$25,000
Audit Committee member	$10,000
Compensation Committee Chair*	$15,000
Compensation Committee member	$7,000
Nominating/Governance Committee Chair*	$10,000
Nominating/Governance Committee member	$5,000
Corporate Development Committee Chair*	$10,000
Corporate Development Committee member	$5,000
* Chair is not entitled to receive member fee.

Additional fees per Board and committee meeting:
In person	$1,000
By telephone	$1,000

Members of the Company’s Settlement Committee, a special committee authorized to review the Company’s federal and state derivative actions and related matters and make recommendations to the Board, also received per meeting fees (but no additional Chair or member retainers for serving on such committee). The Settlement Committee met one time in fiscal 2008. The Company’s Settlement Committee was disbanded in February 2008, and prior to its disbanding, the Settlement Committee was comprised of Glenn Jones, Michael Rose and Robert Walker.

Members of the Company’s Special Litigation Committee, a special committee authorized to, among other things, evaluate and resolve the claims asserted in the Company’s litigation related to the stock options back dating, are each entitled to receive an annual retainer of $25,000 and per meeting fees of $1,000 per meeting (subject to a maximum of $12,000 in any month). The Special Litigation Committee met 39 times in fiscal 2008. The Special Litigation Committee is comprised of Renato DiPentima and John Gerdelman.

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation.    Non-employee directors also participated in the Company’s 1999 Director Plan, as amended (the “Director Plan”), which provides for automatic option grants to directors for their service to the Company. Only non-employee directors may participate in the Director Plan.

Under the Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary grants of options:

Initial grant upon joining the Board(1)	50,000 shares
Automatic grant on each anniversary of joining the Board(2)	20,000 shares

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the first anniversary of each grant.

All options granted under the Director Plan have a term of 10 years. Under the new 2009 Director Plan, subject to stockholder approval (see Proposal 3), all options granted following the 2009 Annual Meeting will have a term of 7 years. The exercise price of options granted under the Director Plan is 100 percent of the fair market value of the Common Stock, as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant.

In addition to the grants above, the Chairman of the Board is entitled to receive an automatic grant at each annual stockholders meeting of an option to purchase 7,500 shares of Common Stock under the Company’s Amended and Restated 1999 Stock Plan. The option has an exercise price equal to 100 percent of the fair market value of the Common Stock as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant, has a term of 10 years (7 years for awards made beginning at the 2009 Annual Meeting) and vests as to 1/4th of the shares each quarter, commencing on the 3rd anniversary of the date of grant and will be fully vested on the fourth anniversary of each grant.

In the event of a merger or the sale of substantially all of the assets of the Company, and if the option is not assumed or substituted, each option granted under the Director Plan becomes fully vested and exercisable. In such event, the option holder shall be notified that the option will be fully exercisable for a period of 30 days from the date of the notice. Upon expiration of the 30-day period, the option shall terminate. If the option is assumed or substituted, and the option holder’s status as a director of Brocade or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by such option holder, the option shall be accelerated and become fully exercisable with respect to all shares.

Options granted under the Director Plan may be exercised within 3 months following the date a director’s board service terminates, or within 12 months if termination of service was due to death or disability, but only to the extent that the director was entitled to exercise the option on the date of termination. If an option is not exercised within such 3 or 12-month time period, as applicable, the option shall terminate. In any event, a director may not exercise any option later than the expiration of the applicable term.

Under the Director Plan, and under the proposed 2009 Director Plan if stockholder approval is received, each non-employee director is entitled to receive the following automatic, non-discretionary awards of restricted stock units (each an “RSU”):

Initial grant upon joining the Board(1)	15,000 RSUs
Automatic grant on each anniversary of joining the Board(2)	10,000 RSUs

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the first anniversary of each grant.

An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share and is settled in stock. Each RSU represents an unfunded and unsecured obligation of the Company. The Director Plan requires payment of earned restricted stock units to be made as soon as practicable after the date set forth in the award agreement evidencing the terms and conditions of the grant. On the participant’s termination as a director, all unvested RSUs will be forfeited to the Company.

Notwithstanding the foregoing, in the event that a director serves through the date of an annual meeting, but is not standing for re-election at that annual meeting, the initial RSU grant (if granted on the date of an annual stockholders meeting and then, only with respect to the portion of the initial RSU grant due to vest in the applicable year) and the annual RSU grant will vest on the earlier of: (1) the anniversary of the date of grant or (2) the annual meeting date for that year.

The same grant and vesting schedule described under the 1999 Director Plan would apply under the 2009 Director Plan, provided, the 2009 Director Plan as set forth under Proposal Three of this proxy statement is approved by stockholders at the 2009 Annual Meeting.

Non-employee director cash and equity compensation is determined by the Compensation Committee. Independent, outside consultants meet with and provide recommendations of the form and amounts of compensation for non-employee directors to the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 2, 2009 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Capital Group International, Inc.(3) 11100 Santa Monica Boulevard Los Angeles, CA 90025-3384	40,110,270	10.52%
Brookside Capital Partners Fund, L.P.(4) 111 Huntington Avenue Boston, MA 02199	34,383,312	9.02%
Michael Klayko(5)	2,270,443	*
Richard Deranleau(6)	360,199	*
Judy Bruner	—	*
Renato DiPentima(7)	111,451	*
Alan L. Earhart(8)	94,427	*
John W. Gerdelman(9)	221,875	*
Tejinder (TJ) Grewal(10)	782,460	*
Luc Moyen(11)	470,498	*
Ian Whiting(12)	267,046	*
Glenn Jones(13)	55,000	*
L. William Krause(14)	85,230	*
David L. House(15)	130,000	*
Sanjay Vaswani(16)	96,000	*
All Directors and Executive Officers as a group (17 persons)(17)	5,473,234	1.44%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of February 2, 2009 or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 381,170,418 shares of Common Stock outstanding as of February 2, 2009. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 2, 2009, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Information based on Schedule 13G/A filed with the SEC on February 12, 2009.

(4)	Information based on Schedule 13G/A filed with the SEC on February 17, 2009.

(5)	Includes stock options to purchase 1,961,129 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter. Includes 22,889 shares indirectly owned by daughter.

(6)	Includes stock options to purchase 288,230 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(7)	Includes stock options to purchase 75,625 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(8)	Alan L. Earhart was appointed to the Board of Directors, effective February 10, 2009.

(9)	Includes stock options to purchase 148,375 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(10)	Includes stock options to purchase 775,936 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(11)	Includes stock options to purchase 470,493 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(12)	Includes stock options to purchase 251,197 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(13)	Includes stock options to purchase 55,000 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(14)	Includes stock options to purchase 85,000 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(15)	Includes stock options to purchase 100,000 shares of Common Stock as of February 2, 2009 or within 60 days thereafter.

(16)	Includes stock options to purchase 95,000 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

(17)	Includes stock options to purchase 4,669,677 shares of Common Stock exercisable as of February 2, 2009 or within 60 days thereafter.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors. The Board of Directors currently consists of nine directors: three Class I directors (whose terms expire in 2009), three Class II directors (whose terms expire in 2010) and three Class III directors (whose terms expire in 2011). At each annual meeting of stockholders, directors are elected for a term of three years and until their respective successors are duly qualified and elected to succeed those directors whose terms expire on the annual meeting dates or such earlier date of resignation or removal.

Board Independence

The Board of Directors has determined that each of its current directors, including all directors standing for reelection, except Mr. Klayko, who currently serves as Brocade’s Chief Executive Officer, is an independent director within the meaning set forth in the NASDAQ rules, as currently in effect.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Judy Bruner, David L. House and L. William Krause as nominees for election at the Annual Meeting to Class I of the Board of Directors. If elected, Judy Bruner, David L. House and L. William Krause will serve as directors until our annual meeting in 2012, and until a successor is qualified and elected or earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Nominees for Election as Class I Directors — Terms Would Expire at the 2012 Annual Meeting” on page 6 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Judy Bruner, David L. House and L. William Krause. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Provided a quorum is present, directors are elected by a majority of the votes cast at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast.

Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Judy Bruner, David L. House and L. William Krause.

PROPOSAL TWO:

APPROVAL OF THE 2009 STOCK PLAN

The stockholders are being asked to approve a new 2009 Stock Plan (the “Stock Plan”). The Board has adopted the Stock Plan, subject to approval from the stockholders at the Annual Meeting. Our current 1999 Stock Plan (the “1999 Stock Plan”) will expire in 2009. If the stockholders approve the Stock Plan, it will replace the 1999 Stock Plan as of the 2009 Annual Meeting and no further awards will be made under the 1999 Stock Plans thereafter. Regardless of whether the Stock Plan is approved, the 1999 Stock Plan will expire on March 17, 2009 by its terms. The 1999 Stock Plan, however, will continue to govern awards previously granted under it.

The Board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The Board believes that plans such as the Stock Plan increase our ability to achieve this objective, especially, in the case of the Stock Plan, by allowing for several different forms of long-term incentive awards, which the Board believes will help us to recruit, reward, motivate and retain talented personnel. Recent changes in the equity compensation accounting rules make it important to have greater flexibility under the employee equity incentive plan. As the new equity compensation accounting rules come into effect for all companies, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options.

The Board believes strongly that the approval of the Stock Plan is essential to our continued success. In particular, the Board believes that employees are our most valuable assets and that the awards permitted under the Stock Plan are vital to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

Changes Made in the Stock Plan from the 1999 Stock Plan

The following is a summary of some of the material differences between the Stock Plan and the 1999 Stock Plan.

•

In addition to stock options, restricted stock and restricted stock units, the Stock Plan provides for the grant of stock appreciation rights, performance units, performance shares and other stock or cash awards.

•

The Company recognizes that “evergreen” provisions have the potential for “built-in” dilution to stockholder value. Therefore to address potential stockholder concerns, the “evergreen” provision that provided for an automatic annual increase in the number of shares available under the 1999 Stock Plan is being eliminated under the 2009 Stock Plan.

•

The Company recognizes that depleting the Stock Plan’s share reserve by granting awards with an exercise price that is less than the fair market value of the Company’s common stock on the date of grant potentially makes the Stock Plan more costly to its stockholders. Accordingly, in order to address potential stockholder concerns, each award granted with an exercise price that is less than fair market value will count against the Stock Plan’s share reserve as 1.56 shares for every one share subject to such award.

•

The Stock Plan will prohibit repricings of awards unless stockholder approval is obtained. Accordingly under the Stock Plan, an award can neither be (i) amended to reduce the exercise price of such award nor (ii) cancelled in exchange for cash or other awards with an exercise price that is less than the exercise price of the original award without stockholder approval.

•

The maximum term of a stock option and stock appreciation right under the Stock Plan will be seven years and the Stock Plan will permit the exercise of a stock option through “net exercise,” where the Company will only issue the net shares representing the gain of an exercised stock option.

•

The Stock Plan will prohibit the right of the Administrator (as defined below) to determine and implement the terms and conditions of any program that would permit participants to transfer for value any outstanding awards to a financial institution or any other person without stockholder approval.

•

The Stock Plan has been drafted to include limitations to the number of shares that may be granted on an annual basis through individual awards. Additionally, specific performance criteria have been added to the Stock Plan so that the Administrator may establish performance objectives upon achievement of which certain awards will vest or be issued, which in turn will allow the Company to receive income tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

This comparative summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix I.

Description of the 2009 Stock Plan

The following is a summary of the principal features of the Stock Plan and its operation. The summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix I.

General.    The Stock Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Stock Plan include employees, directors and consultants who provide services to the Company and any parent or subsidiary. As of February 2, 2009, approximately 3,586 employees, consultants and directors would be eligible to participate in the Stock Plan. The Stock Plan will remain in effect for a term of 10 years.

Number of Shares of Common Stock Available Under the Stock Plan.    The Board has reserved 48 million shares of our common stock for issuance under the Stock Plan, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 shares. The shares may be authorized, but unissued, or reacquired common stock. As of February 19, 2009, no Awards have been granted under the Stock Plan.

Shares subject to Awards of restricted stock, restricted stock units, performance units, and performance shares (“Full Value Awards”) count against the share reserve as 1.56 shares for every share subject to such an Award. To the extent that a share that was subject to a Full Value Award is returned to the Stock Plan, the Stock Plan reserve will be credited with 1.56 shares that will thereafter be available for issuance under the Stock Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Full Value Awards, is forfeited to or repurchased by the Company, the unpurchased shares (or for Full Value Awards, the forfeited or repurchased shares) will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). With respect to stock appreciation rights, all shares subject to a stock appreciation right will cease to be available under the Stock Plan, other than shares forfeited due to failure to vest which will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). Shares that have actually been issued under the Stock Plan under any Award will not be returned to the Stock Plan and will not become available for future distribution under the Stock Plan, except that if shares issued pursuant to Full Value Awards are repurchased by the Company or forfeited to the Company, such shares will become available for future grant under the Stock Plan.

Shares used to pay the exercise price of an Award or satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Incentive Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Stock Plan.

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the common stock, repurchase, or exchange of shares or other securities of the Company, or, in the Board’s sole discretion, other change in our corporate structure affecting our common stock, subject to any required action by stockholders, the Administrator will proportionately adjust the number of shares covered by each outstanding Award, the number of shares available for issuance under the Stock Plan and the price per share covered by each outstanding Award.

Administration of the Stock Plan.    The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to herein as the “Administrator”), will administer the Stock Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Code Section 162(m) so that the Company can receive a federal tax deduction for certain compensation paid under the Stock Plan. Subject to the terms of the Stock Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, to interpret the provisions of the Stock Plan and outstanding Awards, and to take other appropriate actions as provided under the Stock Plan. In addition, the Administrator may not amend any Award to reduce the exercise price of that Award or cancel any outstanding Award in exchange for cash or other Awards with a lower exercise price than the original Award, unless such action is approved by stockholders.

Options.    The Administrator is able to grant nonstatutory stock options and incentive stock options under the Stock Plan. The Administrator determines the number of shares subject to each option, although the Stock Plan provides that a participant may not receive options for more than 3,000,000 shares in any fiscal year, except in connection with his or her initial service with the Company, in which case he or she may be granted an option to purchase up to an additional 3,000,000 shares.

The Administrator determines the exercise price of options granted under the Stock Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event may an option be exercised later than the expiration of its term.

Restricted Stock.    Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. The Award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 3,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 3,000,000 shares of restricted stock in connection with his or her initial service with us.

Restricted Stock Units.    Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes are satisfied. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 3,000,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 3,000,000 restricted stock units in connection with his or her initial service with us.

Stock Appreciation Rights.    The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash, common stock of equivalent value, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Stock Plan. The Administrator, subject to the terms of the Stock Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Stock Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed 7 years. No participant will be granted stock appreciation rights covering more than 3,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 3,000,000 shares in connection with his or her initial service with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares.    The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its sole discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 3,000,000 performance shares and no participant will receive performance units having an initial value greater than $15,000,000, except that a participant may be granted performance shares covering up to an additional 3,000,000 performance shares in connection with his or her initial service with us. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.

Performance Goals.    The granting and/or vesting of Full Value Awards and other incentives under the Stock Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash position, company free cash flow, earnings per share, earnings before interest, taxes, depreciation and amortization, gross margin, net cash provided by operations, net income, operating cash flow, operating expenses, operating income, profit before tax, return on assets, return on equity, return on gross fixed assets, return on sales, revenue, revenue growth, and total stockholder return. The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable.

Transferability of Awards.    Awards granted under the Stock Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. Additionally, the Administrator may not determine and implement the terms of conditions of any program that would permit participants the opportunity to transfer for value any outstanding Awards to a financial person or other person without stockholder approval.

Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards that would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, all restricted stock units will fully vest, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met unless otherwise expressly provided for in the Award agreement. In addition, if an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Award will terminate upon the expiration of such period.

Amendment and Termination of the Stock Plan.    The Board will have the authority to amend, alter, suspend or terminate the Stock Plan, except that stockholder approval will be required for any amendment to the Stock Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Stock Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Stock Plan will terminate in 2019, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors.    The number of Awards that an employee, director or consultant may receive under the Stock Plan is at the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the 1999 Stock Plan during the fiscal year ended October 25, 2008, (ii) the average per share exercise price of such options, (iii) the aggregate number of restricted stock units granted under the 1999 Stock Plan during the fiscal year ended October 25, 2008, and (iv) the dollar value of such restricted stock units. There were no shares issued pursuant to awards of restricted stock, stock appreciation rights, performance units or performance shares granted under the 1999 Stock Plan during the fiscal year ended October 25, 2008.

Name of Individual or Group	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Restricted Stock Units (#)	Dollar Value of Restricted Units ($)
Michael Klayko	350,000	$7.1400	115,000	$821,100
Richard Deranleau	110,000	$7.1400	30,000	$214,200
Tejinder Grewal	85,000	$7.1400	30,000	$214,200
Luc Moyen	75,000	$7.1400	45,000	$321,300
Ian Whiting	125,000	$7.1400	45,000	$321,300
All executive officers, as a group	1,025,000	$7.1400	360,000	$2,570,400
All directors who are not executive officers, as a group	7,500	$7.8000	—	—
All employees who are not executive officers, as a group	1,351,770	$7.0373	5,859,698	$45,294,159

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2 or 1 year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its 4 most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Stock Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Stock Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.    Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal) is necessary to approve the 2009 Stock Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends voting “FOR” the approval of the 2009 Stock Plan and the number of shares reserved for issuance under this incentive plan.

PROPOSAL THREE:

APPROVAL OF THE 2009 DIRECTOR PLAN

The stockholders are being asked to approve a new 2009 Director Plan (the “Director Plan”). Our current 1999 Director Plan (the “1999 Director Plan”) will expire in 2009. If the stockholders approve the Director Plan, it will replace the 1999 Director Plan as of the 2009 Annual Meeting and no further awards will be made under the 1999 Director Plan thereafter. Regardless of whether the Director Plan is approved, the 1999 Director Plan will expire on March 17, 2009 by its terms. The 1999 Director Plan, however, will continue to govern awards previously granted under it.

The Board believes that long-term incentive compensation programs align the interests of directors and the stockholders to create long-term stockholder value. The Board believes that plans such as the Director Plan increase our ability to achieve this objective, especially, in the case of the Director Plan, by allowing for different forms of long-term incentive awards, which the Board believes will help us to recruit, reward, motivate and retain talented directors. The Board believes strongly that the approval of the Director Plan is vital to attract, motivate and retain outstanding and highly skilled directors.

Changes Made in the Director Plan from the 1999 Director Plan

The following is a summary of some of the material differences between the Director Plan and the 1999 Director Plan:

•

The Company recognizes that depleting the Director Plan’s share reserve by granting awards like restricted stock units that have a purchase price that is less than the fair market value of the Company’s common stock on the date of grant potentially makes the Director Plan more costly to its stockholders. Accordingly, in order to address potential stockholder concerns, each restricted stock unit granted will count against the Director Plan’s share reserve as 1.56 shares for every one share subject to such award.

•

The maximum term of a stock option under the Director Plan will be 7 years and the Director Plan will permit the exercise of a stock option through “net exercise,” where the Company will only issue the net shares representing the gain of an exercised stock option.

This comparative summary is qualified in its entirety by reference to the Director Plan itself set forth in Appendix II.

Description of the 2009 Director Plan

The following is a summary of the principal features of the Director Plan and its operation. The summary is qualified in its entirety by reference to the Director Plan itself set forth in Appendix II.

General.    The Director Plan provides for the grant of stock options and restricted stock units. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Director Plan include only directors who are not employed by the Company or any parent or subsidiary. These directors are referred to as “outside directors.” As of February 10, 2009, eight directors were eligible to participate in the Director Plan, and we expect that eight directors will be eligible after the Annual Meeting. The Director Plan will remain in effect for a term of 10 years.

Number of Shares of Common Stock Available Under the Director Plan.    The Board has reserved 2,000,000 shares of our common stock for issuance under the Director Plan, plus any shares subject to stock options or similar awards granted under the 1999 Director Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1999 Director Plan that are forfeited to or repurchased by the Company, with the maximum number of shares to be added to the Director Plan pursuant to this clause equal to 870,000 shares. The shares may be authorized, but unissued, or reacquired common stock. No Awards have been granted under the Director Plan.

Shares subject to Awards of restricted stock units (“Full Value Awards”) count against the share reserve as 1.56 shares for every share subject to such an Award. To the extent that a share that was subject to a Full Value Award is returned to the Director Plan, the Director Plan reserve will be credited with 1.56 shares that will thereafter be available for issuance under the Director Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Full Value Awards, is forfeited to or repurchased by the Company, the unpurchased shares (or for Full Value Awards, the forfeited or repurchased shares) will become available for future grant or sale under the Director Plan (unless the Director Plan has terminated). Shares that have actually been issued under the Director Plan under any Award will not be returned to the Director Plan and will not become available for future distribution under the Director Plan, except that if shares issued pursuant to Full Value Awards are repurchased by the Company or forfeited to the Company, such shares will become available for future grant under the Director Plan. Shares used to pay the exercise price of an Award or satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Director Plan.

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, subject to any required action by stockholders, the number of shares covered by each outstanding Award, the number of shares available for issuance under the Director Plan and the price per share covered by each outstanding Award will be proportionately adjusted.

Administration of the Director Plan.    The Director Plan is an automatic and nondiscretionary incentive plan and will be implemented strictly in accordance with the provisions therein; provided, however, that the Board may, in its sole discretion, provide that certain outside directors are not eligible to receive grants of options or restricted stock units for specified periods of time. No person will have discretion to determine the number of shares to be covered by options or restricted stock units granted under the Director Plan.

Options.    Each outside director will be automatically granted an option to purchase 50,000 shares of common stock on the date such person first becomes an outside director, whether through election by the stockholders or appointment by the Board to fill a vacancy; provided, however, that a director who was previously an employee director will not receive this option when that director ceases to be an employee but remains a director. This initial option will become exercisable as to 1/3 of the shares subject to it each 1 year anniversary following its date of grant, so as to become 100% vested on the 3rd anniversary of the date of grant, provided that such person continues to serve as a director on such dates.

Additionally, each outside director will be automatically granted an additional option to purchase 20,000 shares annually on the date of the Annual Meeting, provided that such outside director has served as an outside director prior to such Annual Meeting and that he or she continues to be an outside director at and immediately following such Annual Meeting. Each such option will become exercisable as to 100% of the shares subject to the respective option on the earlier of the one year anniversary of the date of grant or the next Annual Meeting, provided that such person continues to serve as a director on such date. At the first Annual Meeting after an outside director first becomes an outside director, such outside director will receive only a proportionate amount of the additional option, based on the date of such outside director’s appointment as outlined in the Director Plan.

The exercise price of options granted under the Director Plan will be equal to the fair market value of our common stock on the date of grant. The term of these options will be seven years from the date of grant. After a termination of service with us, a participant will be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability. In no event may an option be exercised later than the expiration of its term or (ii) 12 months following his or her termination due to death or disability, but in no event later than the expiration of seven year term.

Restricted Stock Units.    Each outside director will be automatically granted 15,000 restricted stock units on the date on which such person first becomes an outside director, whether through election by the stockholders or appointment by the Board to fill a vacancy; provided, however, that a director who is also an employee will not be granted these restricted stock units even if that director ceases to be an employee but remains a director. This initial grant of restricted stock units will vest and become payable as to 1/3 of the shares subject to this grant on the 1 year anniversary of the date of grant, and as to 1/3 of the shares subject to the this grant at each anniversary thereafter, so that the restricted stock units from the initial grant will be fully vested and become payable in full 3 years after its date of grant, provided that such person continues to serve as a director on such dates.

Additionally, each outside director will be automatically granted 10,000 restricted stock units annually on the date of the Annual Meeting, provided that such outside director has served as an outside director prior to such Annual Meeting and that he or she continues to be an outside director at and immediately following such Annual Meeting. Each such grant of restricted stock units will vest and become payable as to 100% of the shares subject to the respective grant on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, provided that such person continues to serve as a director on such date. At the first Annual Meeting after an outside director first becomes an outside director, such outside director will receive only a proportionate amount of the additional restricted stock unit grant, based on the date of such outside director’s appointment as outlined in the Director Plan.

Awards of restricted stock units result in a payment of shares to a participant on a one unit for one share basis only if the vesting criteria are satisfied. On the date of such person’s termination as a director, all unvested restricted stock units will be forfeited to us.

Transferability of Awards.    Awards granted under the Director Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award may be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options, including shares as to which such Awards would not otherwise be vested or exercisable, and all restricted stock units will fully vest. In addition, if an option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Board will notify the participant in writing or electronically that the option will be fully vested and exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.

Amendment and Termination of the Director Plan.    The Board will have the authority to amend, alter, suspend or terminate the Director Plan, except that stockholder approval will be required for any amendment to the Director Plan to the extent required by any applicable laws. The Director Plan will terminate in 2019 on the tenth anniversary of its approval by the stockholders of the Company at the Annual Meeting, unless the Board terminates it earlier.

Value of Awards to Directors.    The following table sets forth (i) the aggregate number of shares of common stock that would have been received by the Company’s outside directors as a group if the Director Plan had been in effect during the fiscal year ended October 25, 2008, and (ii) the average per share exercise price or dollar value of such awards.

Name of Individual or Group	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Restricted Stock Units (#)	Dollar Value of Restricted Stock Units ($)
All outside directors, as a group	125,000	$6.8776	70,000	$502,600
All executive officers, as a group(1)	—	—	—	—
All employees who are not executive officers, as a group(1)	—	—	—	—

(1)	Executive officers and employees are not eligible to participate in the Director Plan.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Director Plan. Tax consequences for any particular individual may be different.

Stock Options.    All options granted under the Director Plan are nonstatutory stock options (not incentive stock options). No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Units.    A participant generally will not have taxable income at the time an Award of restricted stock units is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Director Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its 4 most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Director Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Director Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.    Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Director Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE DIRECTOR PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal) is necessary to approve the 2009 Director Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends voting “FOR” the approval of the 2009 Director Plan and the number of shares reserved for issuance under this incentive plan.

PROPOSAL FOUR:

APPROVAL OF THE 2009 EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve a new 2009 Employee Stock Purchase Plan (the “Purchase Plan”). The Board has adopted the Purchase Plan, subject to approval from the stockholders at the Annual Meeting. Our current 1999 Employee Stock Purchase Plan (the “1999 ESPP”) will expire in 2009. If the stockholders approve the Purchase Plan, it will replace the 1999 ESPP as of the date determined by the Board and no further options will be granted under the 1999 ESPP thereafter. Regardless of whether the Purchase Plan is approved, the 1999 ESPP will expire on March 17, 2009 by its terms. The 1999 ESPP, however, will continue to govern options previously granted under it. The Board has determined that it is in the best interests of the Company and its stockholders to have an employee stock purchase plan and is asking the Company’s stockholders to approve the Purchase Plan.

Changes Being Made to the Purchase Plan

The following is a summary of some of the material differences between the Purchase Plan and the 1999 ESPP:

•	A total of 35,000,000 shares of Common Stock are reserved for issuance under the Purchase Plan;

•

The Company recognizes that “evergreen” provisions have the potential for “built-in” dilution to stockholder value. Therefore to address potential stockholder concerns, the “evergreen” provision that provided for an automatic annual increase in the number of shares available under the 1999 ESPP is being eliminated under the new Purchase Plan; and

•

Offering periods under the Purchase Plan will have a duration of up to approximately 24 months, or such shorter period of time as determined by the Administrator (as defined below), commencing on or about June 1st of the initial year of the Purchase Plan and terminating on the last trading day in such period and the next offering period commencing on the first trading day after the end of the preceding offering period and terminating on the last trading day in such period.

This comparative summary is qualified in its entirety by reference to the Purchase Plan itself set forth in Appendix III.

Description of the Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix III.

General

The Purchase Plan was adopted by the Board in February 2009, subject to stockholder approval at the Annual Meeting. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of the Common Stock through payroll deductions, to enhance the employees’ sense of participation in the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Purchase Plan will remain in effect for a term of 10 years.

Shares Available for Issuance

If our stockholders approve this proposal, a total of 35,000,000 shares of Common Stock will be reserved for issuance under the Purchase Plan.

Administration

The Purchase Plan will be administered by the Board or the Compensation Committee of the Board (in either case, the “Administrator”). Subject to the provisions of the Purchase Plan, all questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Each of the Company’s (or the Company’s participating subsidiaries) employees who are common law employees of the Company or a participating subsidiary on the first trading day of the applicable offering period and whose customary employment with the Company or one of the Company’s participating subsidiaries is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of the Company’s capital stock or the capital stock of any Company parent or subsidiary, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Additionally and prior to the beginning of an applicable offering period, the Administrator may from time to time determine on a uniform and nondiscriminatory basis that the following may not be eligible employees: an individual who (a) has not completed at least 2 years of service (or such lesser time as determined by the Administrator, (b) customarily works not more than 20 hours per week (or such lesser time as determined by the Administrator), (c) customarily works not more than 5 months per calendar year (or such lesser time as determined by the Administrator), (d) is an officer or other manager, or (e) is a highly compensated employee under Section 414(q) of the Internal Revenue Code of 1986, as amended (the “Code”). As of February 2, 2009, approximately 3,589 employees were eligible to participate in the Purchase Plan.

Offering Period

Each offering period under the Purchase Plan will have a duration of up to approximately 24 months or such shorter period of time as determined by the Administrator, commencing on June 1 of the initial year of the Purchase Plan and terminating on the last trading day of the applicable period, and commencing on first trading day after the end of the preceding offering period and terminating on the last day of the applicable period. Each offering period will contain a purchase period during which shares of Common Stock may be purchased on behalf of the participant in accordance with the terms of the Purchase Plan. Typically a purchase period will occur every six months, subject to discretion of the Administrator up to the same duration of the length of an offering period.

Eligible employees may participate in the Purchase Plan by (i) delivering a subscription agreement in a form designated by the Company or (ii) following an electronic or other enrollment procedure prior to the beginning of an offering period authorizing payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant’s compensation during the offering period. For purposes of the Purchase Plan, “compensation” shall mean an employee’s base straight time gross earnings and commissions, inclusive of payments for overtime, shift premium, incentive compensation, bonuses and other cash compensation. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s participating subsidiaries terminates. On the first trading day of each offering period (the “offering date”), each participant automatically is granted an option to purchase shares of the Common Stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised on the last trading day of an offering period to the extent of the payroll deductions accumulated during such offering period.

Purchase Price

The purchase price will be 85% of the lesser of the fair market value of the Common Stock on (i) the offering date, or (ii) the last day of the offering period; provided, however, that the purchase price for subsequent offering period may be determined by the Administrator, subject to compliance with the Code and the terms of the Purchase Pan. The fair market value of the Common Stock on any relevant date will be the closing price per share as reported on any established stock exchange or a national market system, or the average of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. In the absence of an established market for the Common Stock, the fair market value will be determined by the Administrator.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions made during each offering period. The number of whole shares that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price; provided, however, that in no event will a participant be permitted to purchase during each 6-month purchase period more than 5,000 shares, subject to adjustment, and provided further that the purchase of shares will be subject to the Purchase Plan’s share reserve limit and the provisions of the Purchase Plan. No fractional shares will be purchased under the Purchase Plan and any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in a participant’s account for the subsequent offering period.

All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with the Company’s general funds. Funds received by the Company pursuant to exercises under the Purchase Plan are used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal

A participant may withdraw all but not less than all of his or her payroll deductions from an offering period prior to the end of such offering period by (i) delivering a written notice to the Company on a form provided by the Company for such purpose or (ii) following an electronic or other withdrawal procedure. A participant’s withdrawal from the Purchase Plan will not affect his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must re-enroll in the Purchase Plan in accordance with the Purchase Plan’s enrollment procedures.

Termination of Employment

Upon termination of a participant’s employment for any reason, his or her participation in the Purchase Plan will immediately terminate and the payroll deductions credited to the participant’s account will be returned to him or her and such participant’s option will automatically terminate.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change in Control

Changes in Capitalization.    The number and class of Common Stock deliverable under the Purchase Plan, the purchase price per share and the number of shares covered by each option under the Purchase Plan will be proportionately adjusted by the Administrator for any increase or decrease in the number of issued and outstanding shares of the Company resulting from a stock split or the payment of a stock dividend on the Common Stock, or any other change in the corporate structure of the Company affecting the Common Stock.

Dissolution or Liquidation.    In the event of the Company’s proposed dissolution or liquidation, the offering period will be shortened by setting a new exercise date and that the Purchase Plan will terminate immediately prior to such proposed dissolution or liquidation, unless otherwise provided by the Administrator. The Administrator will notify each participant in writing at least ten business days prior to the new exercise date that the purchase date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the Purchase Plan prior to such date.

Change in Control.    In the event of a merger or change in control (as defined in the Purchase Plan), each outstanding option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the offering period will be shortened by setting a new exercise date and will end on the new exercise date. The new exercise date will be prior to the proposed merger or other acquisition or sale. The Administrator will notify each participant in writing at least ten business days prior to the new exercise date that the purchase date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the Purchase Plan prior to such date.

Amendment and Termination of the Purchase Plan

The Administrator may amend, terminate or suspend the Purchase Plan at any time and for any reason. Generally, no such termination can adversely affect options previously granted and stockholder approval will be sought for certain changes as required by applicable law.

Upon its approval by the stockholders, the Purchase Plan will continue until the earlier to occur of (i) the termination of the Purchase Plan by the Administrator, (ii) the issuance of all of the shares reserved for issuance under the Purchase Plan, or (iii) April 15, 2019 (the date which is 10 years from the adoption of the Purchase Plan by the Board.

Number of Shares Granted to Employees

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the Purchase Plan since its adoption by the Board. For illustrative purposes, the following table sets forth (i) the number of shares of our Common Stock that were purchased during the last fiscal year under the 1999 ESPP, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase.

Name of Individual or Group	Number of Shares Purchased	Average Per Share Purchase Price	Fair Market Value at Date of Purchase
Michael Klayko	2,684	$6.1880	$21,633
Richard Deranleau	—	—	—
Tejinder Grewal	—	—	—
Luc Moyen	—	—	—
Ian Whiting	2,716	$6.1880	$21,891
All executive officers, as a group	8,835	$6.1880	$71,210
All directors who are not executive officers, as a group(1)	—	—	—
All employees who are not executive officers, as a group	3,218,495	$6.1916	$19,927,753

(1)	Directors who are not employees of the Company are not eligible to participate in the Purchase Plan.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal) is necessary to approve the 2009 Employee Stock Purchase Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends voting “FOR” the approval of the 2009 Employee Stock Purchase Plan and the number of shares reserved for issuance under this incentive plan.

PROPOSAL FIVE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 31, 2009 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP During Fiscal Years 2008 and 2007

	Fiscal Year
	2008		2007
Audit Fees	$2,062,019		$1,830,407
Audit-Related Fees	500,000		371,300
Tax Fees	10,277		—
All Other Fees	—		—

Total	$2,572,296	(1)	$2,201,707	(1)

(1)	Reflects the fees paid or payable with respect to services performed for the audit and other services for the applicable fiscal year.

“Audit Fees” consisted of fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdiction, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy.    The Audit Committee has established a policy governing our use of KPMG LLP for non-audit services. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. The Audit Committee pre-approves certain Audit and Audit-Related Services, subject to certain fee levels. Any proposed services that are not a type of service that has been pre-approved or that exceed pre-approval cost levels require specific approval by the Audit Committee in advance. The Audit Committee periodically reviews the lists of pre-approved service types set forth in the policy. In fiscal years 2008 and 2007, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by KPMG LLP is compatible with maintaining their independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal year 2009. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 31, 2009.

STOCKHOLDER PROPOSALS

Proposals 6 and 7 are non-binding stockholder proposals. If the respective stockholder proponents, or representatives who are qualified under state law, are present at the Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The stockholder proposals are included in this Proxy Statement exactly as submitted by the respective stockholder proponents. The Board’s response to each proposal as well as the Board’s recommendation on each proposal is presented immediately following the proposal. We will promptly provide you with the name, address and, to Brocade’s knowledge, the number of voting securities held by the proponents of either of the stockholder proposals, upon receiving a written or oral request directed to: Brocade Communications Systems, Inc., Attn: Investor Relations, 1745 Technology Drive, San Jose, California 95110, (408) 333-6758 (telephone).

Approval of each of the stockholder proposals requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposals. For each of the stockholder proposals, abstentions are treated as shares present or represented and entitled to vote, and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes are not deemed present or represented, and, therefore, will have no effect on the outcome of the vote.

PROPOSAL SIX:

NON-BINDING STOCKHOLDER PROPOSAL REGARDING DELETION OF SUPERMAJORITY VOTING

RESOLVED, that the shareowners of Brocade Communications Systems, Inc. (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to delete the supermajority voting requirements in its certificate of incorporation and bylaws.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.5 million participants, and as the owner of approximately 1,000,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed and implemented, would make the Company more accountable to shareowners by, for example, removing supermajority voting requirements that make it very difficult to declassify the Company’s board of directors.

As it currently stands, the affirmative vote of two-thirds of the outstanding shares of the Company are required for shareowners to approve an amendment to the Certificate of Incorporation to declassify the Company’s board of directors. When you consider abstentions and broker non-votes, such a supermajority vote can be almost impossible to obtain. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to pass even though approximately 90% of votes cast were in favor of the proposal.

At the Company itself, a proposal substantially equivalent to this one has never been implemented even though 90.56% of votes cast were in favor of the proposal! While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. This Company’s response to the 90% vote is a perfect illustration.

In opposing the CalPERS supermajority proposal referred to above, the Company’s Board of Directors stated that the supermajority provisions “ensure that fundamental changes of this nature can only be made when a broad consensus of stockholders agrees that a change is prudent.” Apparently, “broad consensus” is more than 90.56% of the votes, if the Company’s Board of Directors views an issue differently that [sic] its shareowners.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Limiting the ability of shareowners to amend the bylaws has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). If the Company were to remove its supermajority vote requirements, it would be a strong statement that the Company is committed to good corporate governance and its long-term financial performance.

We urge your support FOR this proposal.

Statement of the Board of Directors in Opposition to Proposal Number Six:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

PROPOSAL NUMBER SIX FOR THE FOLLOWING REASONS:

The Company and the Board of Directors have a strong and well demonstrated commitment to sound corporate governance practices for the benefit of the Company and its stockholders. Over the last two years, the Board of Directors has voluntarily elected to remove the Company’s poison pill and implemented majority voting for directors. In addition, the Board of Directors is committed to the Company’s long-term financial performance. This is clearly evidenced by the Company’s recent acquisition of Foundry Networks, Inc., a performance and total solutions leader for network switching and routing. The acquisition is viewed as a long-term strategic decision to uniquely position Brocade in the networking industry. Based on a careful review of the Company’s corporate governance practices and in light of the Company’s long-term strategy, the Board of Directors does not believe that removing the supermajority voting requirements at this time is in the best interests of the Company and all of its stockholders.

CalPERS’ description of stockholder support for their previous proposal to remove supermajority voting is misleading. While CalPERS’ notes that 90.56% of votes cast were in favor of a previous similar proposal, they fail to mention that the proposal was not supported by over 46% of outstanding shares that chose not to vote for the proposal. When considering amendments to Brocade’s Charter Documents, the Board of Directors has a fiduciary duty to all stockholders. Since stockholders may have differing interests and objectives, the Board of Directors believes that amendments to the Charter Documents should be made when a broad consensus of stockholders agree that change is prudent.

These supermajority voting requirements relate to the fundamental elements of our corporate governance, including the independence of directors and the continuity and experience of the Board. These voting provisions are intended to preserve and maximize the value of the Company for all stockholders by protecting against self-interested actions by one or a few large activist stockholders. Removing the supermajority voting requirements could increase the exposure of the Board of Directors to the whim of a small group of short-term, activist investors that generally have no responsibility or accountability to other stockholders. The supermajority voting provisions help promote the establishment of long-term strategies and goals and help to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of stockholders who might have an agenda contrary to the interests of all stockholders. These voting provisions do not preclude changes to the corporate governance provisions, but they do ensure that fundamental changes of this nature can only be made when a broad consensus of stockholders agrees that a change is prudent.

The Company’s use of the supermajority requirements is both prudent and limited in scope. For example, our Certificate of Incorporation and Bylaws (the “Charter Documents”) require an affirmative vote representing at least 66 2/3% of the outstanding shares for stockholders to remove directors without cause. Lowering this threshold could cause a director to be subject to the self-interested view of a small group of stockholders that may not represent the interests of all stockholders. As a result, it could undermine a director’s ability to uphold his or her responsibility to all stockholders and, therefore, sacrifice the long-term value of the Company. Moreover, particularly given that the Company has already implemented majority voting for directors, directors are already accountable to stockholders for their actions. Removing the supermajority voting requirements would also amend or repeal provisions of the Bylaws relating to the annual meeting of stockholders or any special meeting of stockholders. These provisions are protective of all stockholders and help ensure that a limited group of stockholders cannot unduly influence the direction of the Company and the decision-making ability of the Board of Directors.

The Board of Directors and the Nominating and Governance Committee of the Board of Directors have carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. We have concluded that it is still appropriate to require supermajority approval of such fundamental matters and therefore we oppose this proposal.

For these reasons, the Board of Directors unanimously recommends a vote “AGAINST” Proposal Number Six.

PROPOSAL SEVEN:

NON-BINDING STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF BOARD

OF DIRECTORS

RESOLVED, that the shareowners of Brocade Communications, Inc. (“Company”) ask that the Board of Directors, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2009 annual meeting.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund representing nearly 800,000 educators and their families, and as the owner of approximately 1,950,000 shares of the Company’s common stock, the California State Teachers’ Retirement System (CalSTRS) thinks accountability of the Board to the Company’s shareowners is of paramount importance. This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the Board of Directors of the Company so that each director stands before the shareowners for re-election each year. We hope to eliminate the Company’s so-called “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote on a portion of the Board at any given time.

CalSTRS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). CalSTRS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board. If passed, shareowners might have the opportunity to register their views at each annual meeting — on performance of the Board as a whole and of each director as an individual.

CalSTRS urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

Statement of the Board of Directors in Opposition to Proposal Number Seven:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

PROPOSAL NUMBER SEVEN FOR THE FOLLOWING REASONS:

The Company and the Board of Directors have a strong and well demonstrated commitment to sound corporate governance practices for the benefit of the Company and its stockholders. The Board believes that accountability to all stockholders is paramount and that a classified board helps to best serve Brocade’s long-term interests and all of Brocade’s stockholders.

As provided in the Company’s certificate of incorporation, the Company has three classes of directors, with members of each class elected to three year terms. The classes are staggered, such that stockholders vote on one class of directors each year. We have had this structure continuously since becoming a public company in 1999.

The staggered election of directors provides continuity and stability in the management of the business and affairs of Brocade. The general purpose of the classified board is to assure the continuity and stability of Brocade’s management and policies. It ensures that a majority of directors at any given time will have prior experience with and in-depth knowledge of Brocade and its policies, strategies and businesses and are positioned to make decisions that are best for Brocade and all of its stockholders. Specifically, we believe that a classified board:

•

creates a more experienced board that is better able to make fundamental decisions about the business — decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

•

promotes the establishment of long-term strategies and goals and helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of stockholders who might have an agenda contrary to the interests of all stockholders;

•

enhances the independence of non-management directors by providing them with an assured three year term of office rather than just a one year term during which they may be hesitant to challenge management;

•

strengthens our ability to attract and retain highly qualified directors who are willing to make a multi-year commitment to Brocade and its stockholders and to develop a deep understanding of the business; and

•	allows new directors an opportunity to gain knowledge about our businesses from continuing directors.

A classified board enhances Brocade’s ability to negotiate the best results for Brocade’s stockholders in the event of an unsolicited takeover. The current board structure encourages a third party to negotiate with Brocade’s Board of Directors instead of engaging in an unfriendly or unsolicited effort to take over or restructure Brocade that may not be in the best interests of all of its stockholders. Absent a classified board, a potential buyer could gain control of Brocade by waging a proxy contest and then replacing a majority of the Board (if not the entire Board) with its own slate of nominees at a single annual meeting. With the Board then under the control of the potential buyer, the buyer is well-positioned to complete a takeover of the Company without paying any premium to Brocade’s stockholders in exchange for its newly-acquired control. On the other hand, a classified board, by requiring two election cycles for a third party to take control of the Board, gives a potential buyer strong incentive to negotiate with the Board to reach a result that is in the best interests of Brocade’s stockholders and that, with the resulting support of the Board, can be promptly implemented. Importantly, the desire of the potential buyer to negotiate gives Brocade’s Board more time to evaluate the adequacy and fairness of the proposal and to consider alternative proposals, and ultimately more leverage to negotiate the best result for all stockholders.

The benefits of a classified board structure do not come at the cost of directors’ accountability to stockholders. Our directors’ interests are specifically aligned with stockholders’ interests through the fiduciary duty owed by board members to act in stockholders’ best interests. Moreover, particularly given that the Company has already implemented majority voting for directors, directors are already accountable to stockholders for their actions. Further, Brocade believes that a classified board is consistent with good corporate governance and notes that a very substantial number of public companies have classified boards.

For these reasons, the Board of Directors unanimously recommends a vote “AGAINST” Proposal Number Seven.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of February 17, 2009.

Name	Age	Position
Michael Klayko	54	Chief Executive Officer and Director
Richard Deranleau	51	Chief Financial Officer and Vice President, Finance
Dan Fairfax	53	Vice President, Business Operations
Tejinder (TJ) Grewal	42	Vice President, Corporate Development
Hugues Meyrath	39	Vice President, Global Services and Support
Luc Moyen	50	Vice President, Data Storage Product Division
Marc Randall	48	Senior Vice President, Products and Offerings
Tyler Wall	43	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Ian Whiting	44	Senior Vice President, Worldwide Sales

Michael Klayko has served as Chief Executive Officer and a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation, a storage networking company. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. in Electronic Engineering from Ohio Institute of Technology, in Columbus, Ohio.

Richard Deranleau has served as Chief Financial Officer since May 2006 and as Vice President of Finance since November 2005. Mr. Deranleau served as our interim Chief Financial Officer from December 2005 until May 2006. He held the title Controller and Treasurer from May 2003 until December 2005. From 1992 to May 2003, Mr. Deranleau served in various management positions for Polycom, Inc., including Vice President of Finance and Treasurer from January 2001 to May 2003. Prior to Polycom, Mr. Deranleau held various accounting and finance positions at Tandem Computers and Coopers and Lybrand, LLC. Mr. Deranleau holds a B.S. in Economics from Iowa State University, an M.B.A. from San Jose State University in San Jose, California, and is a Certified Public Accountant.

Daniel W. Fairfax has served as Vice President of Business Operations since December 2008. Mr. Fairfax served Vice President, Finance and Administration and Chief Financial Officer of Foundry Networks, Inc., which was recently acquired by Brocade, from January 2007 to December 2008. Mr. Fairfax served as Foundry’s Vice President and Corporate Controller from May 2006 to January 2007 and as the Principal Accounting Officer from September 2006 to January 2007. Previously, he served as the Senior Vice President of Finance and Chief Financial Officer of GoRemote Internet Communications, Inc., network services provider, from February 2004 until February 2006, when it was acquired by iPass, Inc. From March 2000 to June 2003 he served as Chief Financial Officer of Ironside Technologies, Inc., a privately-held developer of supplier-focused real-time integration and e-commerce application software. From November 1998 to December 1999, he served as Chief Financial Officer of ACTA Technology, a developer of data-warehousing and application integration software for enterprise resource planning-based business information and e-commerce applications. From June 1993 to November 1998, Mr. Fairfax served as Chief Financial Officer of privately held NeoVista Software, which provided scalable intelligent data mining software and related business intelligence applications for Global 2000 companies. Mr. Fairfax holds a B.A. degree in economics from Whitman College and an M.B.A. degree from the University of Chicago, and is a Certified Public Accountant.

Tejinder (TJ) Grewal, has served as Vice President of Corporate Development since August 2004, and is responsible for developing and managing strategic Brocade corporate initiatives, including merger and acquisitions, alliances, key business initiatives, and the Brocade investment portfolio. From 1999 through August 2004, Mr. Grewal worked with McKinsey & Company, where he advised software, semiconductor, and consumer hardware clients as part of the company’s High Technology Practice. Prior to joining McKinsey, he was a senior manager in Ernst & Young’s technology practice. Mr. Grewal holds an M.B.A. from McMaster University and a B.A. from York University, both in Canada.

Hugues Meyrath has served as Vice President of Global Services and Support since January 2009. Prior to that, Mr. Meyrath served as General Manager and Vice President, Services, Support and Solutions from November 2007 to January 2009. Prior to that, Mr. Meyrath served as our Senior Director, Product Management from January 2007 to November 2007 and Senior Director, Product Marketing from September 2006 to January 2007. Mr. Meyrath served as Director, Product Marketing from January 2006 to September 2006 and Senior Manager, Product Marketing from September 2003 to January 2005. Prior to joining Brocade, he served as the Senior Manager, Business Development for Quantum Corporation from January 2002 to September 2003. Mr. Meyrath holds a B.S. in Engineering from the University of Louvain in Belgium and an M.B.A. from the University of California, Berkeley.

Luc Moyen has served as Vice President of Data Storage Product Division since January 2009. Prior to that, Mr. Moyen served as General Manager and Vice President, Server Edge and Storage (SES) from November 2007 to January 2009. Prior to that, Mr. Moyen served as our Vice President, Worldwide Operations from October 2004 to October 2007. He served as Vice President, Product Operations from August 2004 to October 2004, Vice President, Product Operations and Program Management from March 2004 to August 2004, Vice President, Program Management from May 2003 to March 2004, and Director, Product Operations and Quality from May 2002 to May 2003. Mr. Moyen holds both B.S.E.E. and M.S.E.E. degrees from the University of Illinois, Urbana-Champaign.

Marc Randall has served as Senior Vice President, Products and Offerings, since December 2008. Prior to that, Mr. Randall served as the Chief Executive Officer of Force10 Networks, Inc. from 2003 to 2008 and as the Senior Vice President of Engineering and Operations at Force 10 from 2000 to 2003. Prior to joining Force10 Networks, Randall served as Vice President of Engineering at Cisco Systems. Prior to joining Cisco, Mr. Randall served as Senior Manager of Engineering at Amdahl Corporation. Mr. Randall holds a B.S. degree in Electronics Engineering Technology from DeVry University in Phoenix, Arizona.

Tyler Wall has served as Vice President and General Counsel since June 2005 and as Corporate Secretary and Chief Compliance Officer since July 2005. Prior to joining Brocade and from February 2000 until June 2005, he served as Vice President and General Counsel of Chordiant Software, Inc., an enterprise software applications corporation, where he was also Corporate Secretary from January 2004 until June 2005. From 1998 to February 2000, he served as Chordiant’s Director of Legal Affairs. Prior to joining Chordiant, Mr. Wall worked at Oracle Corporation, a provider of database and application software, where he served as Corporate Counsel for the commercial licensing and distribution group. Mr. Wall holds a B.S. in economics from University of Utah; a J.D. from Santa Clara University School of Law; and an M.B.A. from Santa Clara University School of Business.

Ian Whiting has served as Senior Vice President of Worldwide Sales since January 2009. Prior to that, Mr. Whiting served as our Vice President and General Manager, Data Center Infrastructure (DCI) since November 2007 and as our Vice President, Worldwide Sales since May 2005. From 2003 to May 2005, Mr. Whiting served as Vice President of EMEA and Latin America, and from 2001 through 2002, as Executive Director of Partner Sales for EMEA. Prior to joining Brocade in 2001, he was Director of Compaq Storage Works EMEA. Mr. Whiting holds a bachelor’s degree in French and German from the University College Swansea, an M.A. in European Business Studies from Cranfield School of Management, and a diploma of marketing from the Chartered Institute of Marketing in Maidenhead, United Kingdom.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the executive compensation program for our principal executive officer, the principal financial officer, and the three executive officers (other than the principal executive officer and principal financial officer) who were the most highly compensated executives of the Company during fiscal 2008 (the “Named Executive Officers” or “NEOs”). During fiscal 2008, these individuals were:

•	Michael Klayko, Chief Executive Officer;

•	Richard Deranleau, Vice President, Finance and Chief Financial Officer;

•	Tejinder Grewal, Vice President, Corporate Development;

•	Luc Moyen, General Manager and Vice President, Server Edge and Storage; and

•	Ian Whiting, General Manager and Vice President, Data Center Infrastructure (DCI).

The details of the compensation paid to and earned by our NEOs can be found in the compensation tables and associated narrative disclosure beginning on page      of this proxy statement.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2008. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the specific compensation decisions for our executive officers, including our NEOs, for fiscal 2008, including the key factors that the Committee considered in determining their compensation.

This Compensation Discussion and Analysis is divided into the following sections:

•	Our executive compensation philosophy and objectives

•	The governance of our executive compensation program

•	Our fiscal 2008 compensation components and decisions for our NEOs

•	Other compensation policies and considerations

Executive Compensation Philosophy and Objectives

Compensation Philosophy

Our executive compensation program is based on an overarching pay-for-performance philosophy. We have designed our compensation approach to provide total pay that aligns corporate performance with individual performance. We provide compensation and benefit levels that will attract, retain, and motivate a highly talented executive team within the context of responsible cost management.

Compensation Objectives

Consistent with our “pay-for-performance” philosophy, our executive compensation program is designed around five primary objectives:

•	Establish a direct link between business financial results and individual/team performance and rewards

•	Align the interests and objectives of our executives with those of our shareholders

•	Share the enterprise value created by our executives (as well as our other employees) through our equity programs

•	Provide health and welfare protection to assist our executives (as well as our other employees) and their families with catastrophic events, such as death, disability, or illness

•	Provide our executives (as well as our other employees) with tax-effective retirement savings programs

Compensation Mix

Consistent with our compensation objectives, the Committee provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. The primary elements of our executive compensation program are base salary, an annual cash incentive award opportunity, and long-term equity incentive awards. Each of these components is discussed in greater detail below under “Fiscal 2008 Compensation Components and Decisions for NEOs.” In addition, we provide our NEOs with health and welfare benefits on substantially the same terms and conditions as they are provided to most of our other employees, as well as severance and change-in-control protection.

For fiscal 2008, on average, 70% of our NEOs’ target compensation was delivered in the form of variable annual cash incentives or long-term equity incentives.

The average pay mix for our NEOs during fiscal 2008 can be illustrated as follows:

NOTE: The annual incentive amounts represent target awards based on adjusted fiscal 2008 base salary and target bonuses in effect during the year. The Long-Term Equity Incentives include stock options (based on their grant date fair value calculated using a Black-Scholes option pricing model) and Restricted Stock Units (using their grant date face value).

Competitive Positioning

The Committee does not target a specific competitive percentile for the total compensation of our NEOs. Rather, it considers a number of factors when setting the compensation levels for our executive officers. For fiscal 2008, the following factors were considered:

•	The Company’s performance relative to our peer group

•	The Company’s performance against financial goals and objectives established by the Committee and our Board of Directors

•	An individual NEO’s performance, experience, and qualifications relative to other similarly-situated executives at companies in our peer group

•	The scope of the NEO’s role compared to other similarly-situated executives at companies in our peer group

•	The compensation practices at the 50th percentile of our peer group

For fiscal 2009, in addition to the above factors, the Committee also carefully considered the impact of the acquisition of Foundry Networks, Inc. on our executive compensation programs. Our approach to executive compensation, as detailed in “Compensation Mix” above, emphasizes annual cash incentives and long-term equity incentives. Foundry’s approach to executive compensation differed materially from ours in that base salaries and long-term equity incentives were emphasized. The Committee examined the current compensation levels of the Foundry Networks, Inc. executives that were retained following the acquisition and determined that an additional important factor to consider when setting fiscal 2009 compensation levels of our executive officers was, over time, to establish appropriate internal equity across the executive team.

Benchmarking

To assess the competitiveness of our executive compensation program and compensation levels, the Committee examined, with the assistance of its compensation consultant, Compensia, Inc., the executive compensation practices of a peer group of 18 high-technology companies for fiscal 2006, 19 high-technology companies for fiscal 2007 and 19 high-technology companies for fiscal 2008. Compensation data for the peer group companies was gathered from public filings and from Radford’s High-Technology Executive Survey database. The peer group data for each fiscal year peer group was used to assess current compensation levels and to set compensation levels for the following year (e.g., the data gathered from the fiscal 2008 peer group was used to assess the competitiveness of 2008 pay levels and as one factor in setting fiscal 2009 compensation levels).

The companies comprising these peer groups were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and employee base), business strategy and industry. The Committee reviews our peer group at least annually and makes adjustments to its composition as necessary. The fiscal 2007 peer group was finalized in April 2007 and reflects, among other things, the Committee’s consideration of the Company’s change in size following the acquisition of McData Corporation in January 2007. The fiscal 2007 peer group was used in determining fiscal 2008 compensation levels for our executive officers. The fiscal 2008 peer group was finalized in August 2008 and reflects, among other things, the Committee’s consideration of the Company’s change in size following the acquisition of Foundry Networks, Inc. during fiscal 2008.

The fiscal 2006, 2007 and fiscal 2008 peer groups were as follows:

Fiscal 2006 Peer Group

• Adaptec	• Electronics for Imaging	• Palm

• Avid Technology	• Emulex	• Plantronics

• Checkpoint Systems	• Extreme Networks	• QLogic

• Ciena	• Foundry Networks	• Quantum

• Citrix Systems	• McDATA Corporation	• SMART Modular

• Conexant	• Network Appliance	• Verifone Holdings

Fiscal 2007 Peer Group

• ADC Telecommunications	• Imation	• Polycom

• Avid Technology	• Juniper Networks	• QLogic

• BEA Systems	• Network Appliance	• Quantum

• BMC Software	• Novellus Systems	• Tellabs

• Cadence Design Systems	• Palm	• Teradyne

• Checkpoint Systems	• Plantronics	• Verifone Holdings

• Citrix Systems

Fiscal 2008 Peer Group

• ADC Telecommunications	• Juniper Networks	• Polycom

• BMC Software	• KLA-Tencor	• Synopsys

• Broadcom	• Lam Research	• Tellabs

• Cadence Design Systems	• LSI	• Teradyne

• Citrix Systems	• Network Appliance	• Trimble Navigation

• Imation	• Novellus Systems	• VMware

• JDS Uniphase

Governance of Our Executive Compensation Program

Role of the Compensation Committee

The purpose of the Committee is to discharge the Board of Directors’ responsibilities relating to the compensation of our executive officers and directors. The Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies and (ii) overseeing, evaluating, and approving executive officer and director compensation plans, policies, and programs. More specifically, with respect to our NEOs, the Committee reviews and approves their:

•	annual base salaries;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employment agreements (including severance and change-in-control arrangements); and

•	other compensation, perquisites, or special benefit items, if any.

Management Interaction with Committee

In carrying out its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. Although the Committee solicits and reviews management’s (including the CEO’s) recommendations and proposals with respect to annual cash compensation adjustments, long-term equity incentive awards, program structures, and other compensation-related matters (including for the CEO), the Committee only uses management’s recommendations and proposals as one factor in making compensation decisions for our executive officers and directors.

Committee Process

In carrying out its responsibilities, the Committee:

•	Reviews our corporate goals and objectives relevant to executive compensation;

•

Considers executive performance in light of such goals and objectives and sets executive compensation based on these evaluations and other factors as the Committee deems appropriate and in the best interests of the Company and our stockholders; and

•

Determines any long-term equity incentive component of executive compensation based on past awards, the Company’s performance, stockholder return, the value of similar incentive awards at the companies in our peer group, and other factors the Committee deems appropriate and in the best interests of the Company and our stockholders.

The Committee regularly reports to, and occasionally consults with, the Board of Directors on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions. As permitted under its charter, during fiscal 2008, the Committee delegated its authority, within certain prescribed limits and grant guidelines, with respect to the grant of long-term equity incentives to employees other than executive officers, to the Company’s Grant Committee, consisting of the Chairman of the Board of Directors and the CEO.

Compensation Review Cycle

The Committee reviews the base salary levels of our executive officers, including our NEOs, as well as their annual cash incentive opportunities and awards each year in the fall, or more frequently as warranted, with adjustments generally effective at the beginning of the fiscal year. During fiscal 2008, the Committee met regularly throughout the year to discuss the reconciliation of the compensation issues presented by the acquisition of Foundry Networks, Inc. and the need to harmonize that company’s compensation structure with our executive compensation program. Because our acquisition of Foundry Networks, Inc. did not close before the end of fiscal 2008, and because of the impact our acquisition of Foundry Networks, Inc. would have on our executive compensation programs, final decisions on the fiscal 2009 compensation levels were not made until December, 2008. All adjustments to cash compensation and vesting for all long-term equity awards were made effective November 1, 2008.

Use of External Advisors

Beginning in fiscal 2006, the Committee engaged Compensia, Inc., a national compensation consulting firm, to provide it with information, recommendations, and other advice relating to executive compensation. Compensia serves at the discretion of the Committee. Compensia’s fees and expenses for the services provided to the Committee for fiscal 2008 totaled $189,303.38. Compensia did not provide any other services to the Company in fiscal 2008.

In fiscal 2008, Compensia regularly participated in Committee meetings and provided assistance to the Committee, including:

•

An analysis of the executive compensation program of Foundry Networks, Inc., and that program’s potential impact on Brocade’s executive compensation program, including an examination of base salary, annual cash incentive compensation, total cash compensation, long-term incentive compensation, and total direct compensation levels;

•

A review of and recommendations related to our executive officers’ base salary, annual cash incentive compensation, and long-term incentive compensation levels and plan structures for fiscal 2009, including adjustments to harmonize their compensation levels with those of the executives of Foundry Networks, Inc. who would likely be joining the Company following the transaction; and

•

Preparation of “tally sheets” which the Committee periodically reviewed to ensure that it had a comprehensive view of our executive officers’ compensation arrangements, including cash compensation (fixed and variable), long-term equity incentive compensation (past awards and the current and projected values of these awards), and post-employment obligations (severance and change of control benefits).

Fiscal 2008 Compensation Components and Decisions for NEOs

The primary elements of our executive compensation program are base salary, an annual cash incentive award opportunity, and a long-term equity incentive award.

Base Salary

Base salary represents the most basic, fixed portion of our executive officers’ compensation and is an important element of compensation to attract, retain and motivate highly talented executive officers. Base salaries represent a modest proportion of the total compensation opportunity for our executive officers.

The Committee reviews the base salaries of our executive officers, including our NEOs, annually, taking into consideration the management team’s base salary recommendations (which are provided for each of the executive officers other than our CEO), Compensia’s market analyses and salary adjustment recommendations for our executive officers (including our CEO), and the factors described under “Competitive Positioning” above.

In December 2008, the Committee reviewed the base salaries of our executive officers, and made the following adjustments to the base salaries of our NEOs:

Executive	Title	Beginning Fiscal 2008 Base Salary	Fiscal 2009 Base Salary (Effective 11/1/08)	Total Percentage Increase
Michael Klayko	CEO	$725,000	$750,000	3.4%
Richard Deranleau	VP, Finance and CFO	$340,000	$400,000	17.6%
Tejinder Grewal	VP, Corporate Development	$315,000	$330,000	4.8%
Luc Moyen	GM & VP, Server Edge and Storage	$320,000	$330,000	3.1%
Ian Whiting	GM & VP, DCI	$375,800	$400,000	6.4%

Annual Cash Incentives

In fiscal 2008, the annual cash incentives for our executive officers, including our NEOs, consisted of the opportunity to participate in our Senior Leadership Plan (“SLP”), an annual cash incentive program to reward achievement of corporate and individual goals and objectives. The employees most responsible for delivering revenue, overall income, and non-GAAP operating income performance, including our NEOs, participate in the SLP. In fiscal 2008, this group consisted of 20 employees, including each of our NEOs.

For fiscal 2008, the SLP was designed to ensure that, in pursuing the financial goals and objectives tied to our annual operating plan, our executive officers, including our NEOs, would focus their attention on both revenue growth and operating efficiency gains for the fiscal year. The Committee believed that rewarding our executive officers for both revenue growth and efficiency would lead to greater profitability. The plan’s focus on non-GAAP operating income ensures that the plan is funded, and annual incentive awards paid out, only if we are profitable at a level that the Committee believes signifies successful execution of our annual operating plan.

SLP Formula

In fiscal 2008, annual cash incentive award payouts under the SLP were determined based on the formula set forth below. Each component of the formula is explained in detail in the text that follows it.

Payout = Performance Component Percentage x Operating Income Multiplier Percentage x

Target Annual Cash Incentive Opportunity

Performance Component Percentage

The performance component of the SLP is based on a point system. Points can be earned by SLP participants based on the Company’s revenue performance, the Company’s non-GAAP operating margin performance, and, except in the case of our CEO, individual executive performance as follows:

Level	Revenue Performance	Non-GAAP Operating Margin Performance	Individual Performance/BU Performance
CEO	50 points	50 points	—
Non-BU NEOs	50 points	40 points	10 points
BU NEOs	25 points	25 points	50 points

Each NEO can earn from 0% to 100% of the points allocated to each applicable performance category. The points earned in each category are added together to determine the “performance component percentage” in the formula above.

Consistent with market practices, our CEO’s performance component percentage for fiscal 2008 was equally weighted between revenue and non-GAAP operating margin performance and did not contain an individual performance component.

For NEOs in charge of the Company’s business units, the performance component percentage for fiscal 2008 was based on a combination of our corporate revenue and non-GAAP operating margin performance (50%) and specific business unit revenue and/or non-GAAP operating margin targets (50%). For NEOs who are not in charge of a business unit, the performance component percentage for fiscal 2008 was based on a combination of our corporate revenue (50%) and non-GAAP operating margin performance (40%) and individual performance (10%).

The target levels of revenue performance and non-GAAP operating margin performance, at both the corporate and business unit level, were based on our Board of Directors-approved annual operating plan for fiscal 2008. Our annual operating plan is generally discussed extensively between the Board of Directors and our management team before it is approved. These target levels were set at levels that the Committee believed were difficult to achieve. Because the Company’s actual financial performance and individual executive performance are inherently uncertain, we are unable to more precisely quantify the probability that target performance (or other levels of performance) would be achieved.

These corporate financial targets were communicated to the NEOs at the beginning of fiscal 2008. Concurrently, our CEO and each of the other NEOs completed a performance contract, which outlined Company and functional specific goals and objectives for each of our NEOs for the fiscal year. The CEO reviewed and approved the performance contracts of his direct reports (including each of the other NEOs). The Chairman of the Board of Directors and the Chairman of the Committee reviewed and approved the CEO’s performance contract. In the case of our NEOs (other than our CEO), these performance contracts serve as the basis for measuring their individual performance under the SLP.

Operating Income Multiplier Percentage

The second component in the calculation is an “Operating Income Multiplier.” The target level for our non-GAAP operating income under the SLP was based on our Board of Directors-approved annual operating plan and was communicated to program participants at the beginning of the fiscal year. If the Operating Income

Multiplier was below threshold, no payouts were to be made under the SLP. The Operating Income Multiplier was not capped for above target levels of Operating Income performance, but payouts under the SLP have not exceeded 200% of target in any of the past three fiscal years.

Non-GAAP Operating Income Performance	<86%	86%	88%	95%	100%	103%	106%	113%
Funding	0%	25%	50%	90%	100%	125%	150%	200%

Target Annual Cash Incentive Opportunity

The third component in the calculation is the target annual cash incentive opportunity for each NEO. Target annual cash incentives for each NEO were established by the Committee based on the recommendations of both the management team and Compensia and the factors described under “Competitive Positioning” above.

For fiscal 2008, the target annual cash incentive opportunity for our CEO was 100% of his fiscal 2008 base salary, while the target annual cash incentive opportunity for our other NEOs was 60% of their fiscal 2008 base salaries.

2008 Annual Cash Incentive Award Determinations

In fiscal year 2008, we experienced continued operational success:

•	Fiscal year 2008 revenue was $1,466.9 million, representing 18.6% growth over fiscal year 2007.

•	Fiscal year 2008 non-GAAP operating margin was 23.9% compared to fiscal 2007 non-GAAP operating margin of 20.9%

•	Fiscal year 2008 non-GAAP operating income was $351.1 million, representing 35.8% growth over fiscal year 2007.

In November 2008, the Committee reviewed executive compensation taking into consideration this corporate performance, as well as individual NEO performance. The Company achieved 96.6% of its target revenue performance and 115% of its target non-GAAP operating margin performance. Non-GAAP operating income was 111.6% of target, resulting in an Operating Income Multiplier of 187%. In December 2008, performance against the performance contracts for our NEOs (other than our CEO) was also reviewed (with input from our CEO) to determine each NEO’s individual performance. Individual performance was determined to be 100% of target for each of the NEOs who had an individual component in the SLP.

On average, the annual cash incentive awards approved by the Committee for the NEOs in fiscal 2008 were 186% of target.

Change to Senior Leadership Plan for Fiscal 2009

During fiscal 2008, the Committee reviewed the structure of the SLP and determined that:

1. The performance component percentage (and associated points) was an unnecessary feature, as the Operating Income Multiplier provided adequate incentives for revenue growth and efficiency.

2. The impact of above and below target performance on SLP payouts should be moderated.

3. Ceasing to reward business unit level performance separately would provide greater alignment across the executive team.

Accordingly, for fiscal 2009, after consultation with management and Compensia, the Committee has modified the SLP structure in four significant ways:

1. The revenue and non-GAAP operating margin-based performance component percentage of the SLP has been eliminated, consistent with the Committee’s belief that the Operating Income Multiplier will provide adequate incentives for both growth and efficiency.

2. Individual performance will now be reflected via a multiplier that can range from 90% — 100% and that assessment of individual performance will continue to be based on performance against the executive officers’ performance contracts.

3. The Operating Income Multiplier has been changed so that threshold performance is 75% of target (with a funding level of 60% of target payout), performance between threshold and target results in a loss of two percentage points of payout per percentage point below target, and performance above target results in a gain of four percentage points of payout per percentage point above target.

4. Target annual cash incentive opportunities for our executive officers have been increased to bring the total cash compensation levels for them into line with the market median and to maintain internal equity among our executives following the acquisition of Foundry Networks, Inc. Accordingly, for fiscal 2009, the target annual cash incentive opportunity for our CEO is 150% of his base salary, while the target annual cash incentive opportunity for our other NEOs is 75% of their base salaries (100% in the case of Mr. Whiting).

The Committee also determined, due to current and anticipated economic conditions, that the target level of non-GAAP operating income for the Operating Income Multiplier, as well as the scaling of the Operating Income Multiplier, would be re-examined and adjusted mid-year if the Committee determined that such adjustments were merited.

Long-Term Equity Incentives

Our equity award practices are designed to reflect a balance between stockholders’ dilution concerns and the Company’s need to remain competitive in recruiting, retaining and motivating executive talent. Accordingly, our actual average “burn rate” (that is, the number of shares granted subject to long-term equity incentives divided by the total number of shares of the Company’s common stock outstanding), excluding acquisitions, has been approximately 3.6% over the past three fiscal years. The Committee further believes that our equity program should focus our executive officers on stockholder value creation through long-term Company performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential.

As with the other elements of our executive officers’ compensation, the actual long-term incentive awards for our executive officers, including our NEOs, are determined by the Committee based on the factors described under “Competitive Positioning” above.

Award Mix

Our long-term equity incentive program framework for fiscal 2006 through fiscal 2009 is summarized in the tables below.

*	No additional awards were made under the Market Outperform Plan in fiscal year 2008, although the performance period for the 2007 Market Outperform Plan awards continues through fiscal year 2009.

Service-Based Awards

We believe that stock options (when granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant) provide an appropriate long-term incentive for our executive officers, including our NEOs, since they reward them only to the extent that the Company’s stock price grows and stockholders realize value following their grant date. Similarly, restricted stock units provide an incentive for our executive officers to remain employed with the Company and to focus on driving increased stockholder value over their vesting period.

The stock options granted to our executive officers, including our NEOs, in fiscal 2008 vest over four years from the grant date, and the restricted stock units vest on the second anniversary of the grant date. The Committee believes that four-year vesting of stock options is consistent with peer group practices and provides rewards for longer-term stock price appreciation. The two-year vesting of the restricted stock unit awards was intended to provide greater retention and motivation incentives over a shorter period of time than the option awards.

Performance-Based Awards

Performance-Based Restricted Stock Units

We introduced performance-based restricted stock units into our executive compensation program in November 2006 with the belief that tying a material element of our executive officers’ compensation to relative performance (in the case of the performance- based restricted stock units, versus the fiscal 2006 peer group) would enhance the creation of long-term stockholder value. Specifically, vesting of these awards is contingent on the Company’s three-year performance relative to the fiscal 2006 peer group, based on the following equally- weighted metrics: revenue growth, operating income growth, free cash flow growth, and stock price growth. The Committee selected these metrics to encourage and reward:

•	Balanced top and bottom-line growth in our business

•	The promotion of a healthy balance sheet

•	Superior stock price performance

Depending on our performance, the actual number of shares of the Company’s common stock earned under the performance-based restricted stock units by each executive officer could range from zero for below-threshold performance to 200% at maximum performance. To determine actual payouts, our average percentile rank against the fiscal 2006 peer group across the four metrics will be measured at the end of the three-year performance period. Target awards are earned at 50th percentile average performance against the fiscal 2006 peer group, threshold payouts (25% of target) are earned at 35th percentile average performance against the fiscal 2006 peer group, and maximum payouts (200% of target) are earned at 75th percentile average performance against the fiscal 2006 peer group.

Market Outperform Plan

In July 2007, we introduced the Market Outperform Plan in an effort to enhance the Committee’s ability to best measure and reward superior relative performance. In connection with this approach to rewarding superior relative performance, the Committee discontinued the performance-based restricted stock unit approach it used for the November 2006 awards.

Under the Market Outperform Plan, awards are determined based on a dollar-denominated award pool that is funded solely to the extent that the Company’s percentage market capitalization growth (adjusted to offset the impact of stock-based acquisitions) exceeds the percentage growth of the Nasdaq-100 Index Tracking Stock issued by the PowerShares QQQ Trust, Series 1 (often referred to by its ticker symbol, QQQQ). The performance period for the July 2007 awards made under the plan extends from August 2007 through October 2009, a period of 27 months. The award pool for these awards is based on the following formula:

Payout = Brocade Market Capitalization Growth – QQQQ Performance * Beginning Brocade

Market Capitalization * 2%

Each NEO has been awarded the right to receive a percentage of this award pool as set forth below:

Level	Percentage of Pool
CEO	20%
Other NEOs	5%

To the extent an award pool is funded under the plan, it will be converted into fully-vested shares of the Company’s common stock (based on the market price of the Company’s common stock at the end of the performance period) and will be issued to participants shortly following the end of the performance period. Compensia provided the Committee with extensive modeling of potential payouts under the Market Outperform Plan, and the Committee believes that payouts will be appropriate to the levels of performance achieved. However, the Committee may reduce the number of shares issuable to participants in its sole discretion, and, in any event, the maximum number of shares of the Company’s common stock that may be issued under the plan in a single fiscal year is subject to the following limits: 1,500,000 shares for Mr. Klayko; 500,000 shares for each of Messrs. Deranleau, Moyen, Grewal and Whiting and each of the other executive officers, and 100,000 shares for each of the other participants.

The Market Outperform Plan also provides that the Company may recover compensation issued under the plan in the event of a financial restatement resulting from a participant’s fraudulent conduct. Specifically, this “clawback” provision enables the Company to demand a cash repayment from the executive officer in the event the Board of Directors determines within four years following the pertinent performance period (and prior to a change in control of the Company) that: (i) the executive officer committed financial-based fraud in financial statements filed with the Securities and Exchange Commission that precipitated the restatement; and (ii) such fraud positively impacted the Company’s market capitalization growth rate during the performance period.

Taking into account the adjustments made to harmonize our executive officer compensation levels with those of the Foundry Networks, Inc. executives, and because the current performance period under the Market Outperform Plan extends through the end of fiscal 2009, the Committee determined that no additional awards would be made under the Market Outperform Plan in fiscal 2008.

Fiscal 2008 Equity Awards

In November 2007, the Committee approved the equity grants to our NEOs set forth in the table below. The stock options were granted with an exercise price of $7.14 per share (the closing market price of the Company’s common stock on December 13, 2007, which was the effective date of grant).

Named Executive Officer	Title	Stock Options Granted	Black- Scholes Value	RSUs Granted	RSU Fair Value	Total Value
Michael Klayko	CEO	350,000	$929,150	115,000	$821,100	$1,750,250
Richard Deranleau	VP, Finance and CFO	110,000	$292,019	30,000	$214,200	$506,219
Tejinder Grewal	VP, Corporate Development	85,000	$225,651	30,000	$214,200	$439,851
Luc Moyen	GM & VP, Server Edge and Storage	75,000	$199,104	45,000	$321,300	$520,404
Ian Whiting	GM & VP, DCI	125,000	$331,840	45,000	$321,300	$653,140

Fiscal 2009 Equity Awards

In December 2008, the Committee approved the equity grants to our NEOs set forth in the table below. The stock options were granted with an exercise price of $3.38 per share (the closing market price of the Company’s common stock on December 19, 2008, which was the effective date of grant).

Named Executive Officer	Title	Stock Options Granted	Black- Scholes Value	RSUs Granted	RSU Fair Value	Total Value
Michael Klayko	CEO	615,000	$1,027,460	305,000	$1,030,900	$4,236,300
Richard Deranleau	VP, Finance and CFO	200,000	$334,133	100,000	$338,000	$1,384,000
Tejinder Grewal	VP, Corporate Development	160,000	$267,306	80,000	$270,400	$1,107,200
Luc Moyen	GM & VP, Server Edge and Storage	125,000	$208,833	60,000	$202,800	$845,500
Ian Whiting	GM & VP, DCI	200,000	$334,133	100,000	$338,000	$1,384,000

Benefits and Perquisites

Our NEOs are provided with a carefully developed health and welfare benefit program, as well as the opportunity to participate in a Section 401(k) profit-sharing plan. They participate in the health and welfare benefit program and the Section 401(k) plan on substantially the same terms and conditions as most of our other employees. The Company also offers our employees, including our NEOs, the opportunity to purchase shares of the Company’s common stock at a discount under the Brocade 1999 Employee Stock Purchase Plan.

Except as disclosed in the Summary Compensation Table on page 59 of this proxy, we do not provide any additional perquisites or other personal benefits to our NEOs that require disclosure.

Post-Employment Obligations

We believe that concerns about potential job loss and/or the possibility or occurrence of a change-in-control of the Company can create uncertainty for our executive officers that may unduly affect their performance. For example, fear of an involuntary termination of employment without cause, such as in the event of a reduction in force, position elimination, or an office closing, may lead to the untimely departure of a key employee. In addition, the possibility of a change-in-control of the Company may create uncertainty for executives regarding their continued employment by the Company because such transactions frequently result in changes in senior management.

Consequently, in fiscal 2007 the Committee amended the employment agreements of our executive officers, including our NEOs, to harmonize the severance and change-in-control protection for our executives and to ensure that this protection was consistent with peer company and market practices. We believe that these agreements ensure the continued attention and dedication of our executive officers, including our NEOs, to their assigned duties, and, thus, help ensure that they act in the best interests of our stockholders. These agreements also help to mitigate the risk of a potential job loss, as well as provide additional incentives to our executive officers to remain employed with the Company.

As amended, these employment agreements provide that each executive officer, including each NEO, will receive certain severance benefits if his or her employment is terminated without “cause” or he or she resigns for “good reason” (as those terms are defined in the agreements), whether or not the termination is associated with a change in control of the Company. However, the applicable payment amounts and benefit levels differ depending upon whether or not the termination of employment is in connection with a change in control of the Company. The agreements also provide for full accelerated vesting of long-term equity incentive awards in the event of a qualifying termination of employment in connection with a change in control of the Company.

For additional information on the specific terms and conditions of the employment agreements of our NEOs, see the discussion of “Employment, Change of Control and Severance Arrangements” beginning on page 64 of this proxy statement. In addition, for additional information on the severance and change-in-control arrangements for our NEOs, as well as an estimate of the payments and benefits payable under these arrangements as of the end of fiscal 2008, see “2008 Potential Payments Upon Termination or Change in Control” beginning on page 65 of this proxy statement.

Reasonableness of Compensation

The Committee believes that the Company is operating in accordance with its compensation philosophy and is achieving its compensation objectives. The Committee also believes that the target pay positioning and pay mix for our NEOs are reasonable and appropriate. Specifically, the Committee believes that our NEOs are appropriately rewarded for their individual contributions, the achievement of operational success, and the creation of stockholder value.

Other Compensation Policies and Considerations

Equity Grant Practices

Our equity grant practices are set forth in our “Equity Awards Granting Policy.” In accordance with this policy, and with respect to annual equity awards granted to our NEOs, grants are typically made and grant prices set on the second Thursday of December. Grant dates for new hire awards are set on the fourth Thursday of each month (other than in December, in which case it is the second Thursday of the month). In the case of both annual and new hire awards, grant dates are set irrespective of blackout periods. The exercise price of stock option grants is determined based on the closing market price of the Company’s common stock on the date of the grant. Grants are determined by the Committee, or its designated subcommittee, in accordance with both the Committee’s charter and our “Equity Awards Granting Policy.”

Equity grants and awards (other than acquisition-related grants and awards) are made subject to an annual equity pool approved by the Committee, which in fiscal 2008 was a net pool of approximately 9.3 million shares or 4.4% of the Company’s outstanding shares.

Income Tax Considerations

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows an income tax deduction to any publicly-held corporation for individual remuneration paid to certain executive officers exceeding $1 million in any taxable year, unless the remuneration is “performance-based.”

The Committee has examined our current executive compensation program and understands that some compensation paid to our NEOs during fiscal 2008 may not be deductible under Section 162(m). However, based on its examination, the Committee does not believe that the loss of any income tax deductions will be likely to have a material negative financial impact on the Company. The Committee also believes that it is important to retain the flexibility to motivate superior performance through awards or programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes significant taxes in the event that an NEO, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain equity awards and severance arrangements. Consequently, to assist our NEOs, directors, and other service providers in avoiding additional tax under Section 409A, we have developed the severance arrangements described above and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable requirements.

10b5-1 Trading Plans

Each of our NEOs and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. The Company may also enter into a written plan for the automatic trading of securities in accordance with Rule 10b5-1 with respect to its stock repurchase program.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Sanjay Vaswani (Chair)

John W. Gerdelman

David L. House

L. William Krause

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer and (iii) the Company’s other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Grants ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Klayko, Chief Executive Officer	2008	725,000	668,503	1,040,906	1,337,549	20,158	3,792,117
	2007	605,000	1,042,457	1,125,975	1,299,314	18,333	4,091,079

Richard Deranleau, Chief Financial Officer and VP, Finance	2008	340,000	241,210	365,488	376,358	2,531	1,325,587
	2007	327,803	415,152	595,843	336,820	41,735	1,717,353

Tejinder Grewal, Vice President, Corporate Development	2008	315,000	225,769	254,717	348,685	0	1,144,171
	2007	296,250	397,098	230,625	312,104	160,125	1,396,202

Ian Whiting, GM and VP, Data Center Infrastructure	2008	375,840	322,490	325,640	416,036	2,512	1,442,518
	2007	375,840	516,101	292,965	372,365	107,433	1,664,704

Luc Moyen GM and VP, Server Edge and Storage	2008	320,000	268,506	224,989	372,786	6,204	1,192,486
	2007	285,627	292,256	219,989	286,613	114,805	1,199,290

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). This column represents the dollar amount recognized for financial statement reporting purposes for the 2007 and 2008 fiscal years for awards of restricted stock and/or restricted stock units granted to each of the named executive officers in fiscal years 2007 and 2008 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of the named executive officers in fiscal 2007 and 2008. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 27, 2007 and Note 12 of our financial statements in the Form 10-K for the year ended October 25, 2008, as filed with the SEC. For information on the valuation assumptions for grants made prior to 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock awards granted in 2007 and 2008.

(2)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes for fiscal years 2007 and 2008 for stock option awards granted to each of the named executive officers in fiscal years 2007 and 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal years 2007 and 2008. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 27, 2007 and Note 12 of our financial statements in the Form 10-K for the year ended October 25, 2008, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock option awards granted in fiscal years 2007 and 2008.

(3)	Includes payments under the Senior Leadership Plan for fiscal year 2008 and under both the Senior Leadership Plan and a special retention bonus plan for fiscal year 2007.

(4)	For fiscal 2008, consists of taxable fringe benefit for guest expenses paid by the Company on a business-related trip and benefits rendered by participating in the Stanford Health Program.

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2008. The SLP awards are cash awards and the others are non-cash awards. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table below.

2008 Grants of Plan-Based Awards

Name	Type(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Actual Payouts Under Non- Equity Incentive Plan ($)	Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Target ($)		Threshold (#)	Target (#)	Maximum (#)
Michael Klayko	SLP		725,000	1,337,550	—	—	—
	Option	12/13/07			—	—	—		350,000	7.14	929,150
	RSU	12/13/07			—	—	—	115,000			821,100
Richard Deranleau	SLP		204,000	376,359	—	—	—
	Option	12/13/07			—	—	—		110,000	7.14	292,019
	RSU	12/13/07			—	—	—	30,000			214,200
Tejinder Grewal	SLP		189,000	348,685	—	—	—
	Option	12/13/07			—	—	—		85,000	7.14	225,651
	RSU	12/13/07			—	—	—	30,000			214,200
Ian Whiting	SLP		225,504	416,037	—	—	—
	Option	12/13/07			—	—	—		125,000	7.14	331,840
	RSU	12/13/07			—	—	—	45,000			321,300
Luc Moyen	SLP		192,000	372,787	—	—	—
	Option	12/13/07			—	—	—		75,000	7.14	199,104
	RSU	12/13/07			—	—	—	45,000			321,300

(1)	SLP means Senior Leadership Plan. Retention means special retention bonus. Option means an option granted under the 1999 Stock Plan. PRSU means a restricted stock unit with a performance vesting condition dependent upon the Company’s performance relative to its peers based on four metrics. RSU means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. See “Compensation Discussion and Analysis” above for more details.

(2)	These amounts reflect the fair value as of the grant date of such award determined pursuant to SFAS 123R by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service- based vesting conditions. For additional information on the valuation assumptions underlying the grant date fair value of these awards, see Note 12 of our financial statements in the Form 10-K for the year ended October 25, 2008, as filed with the SEC.

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards(1)						Stock Awards
Name	Award Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have not Vested (2)(#)	Market Value of Shares or Units of Stock that Have not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares Units or Other Rights that Have not Vested ($)
Michael Klayko	12/13/07	80,208	269,792	—	$7.14	12/13/14	—	—	—
	12/13/07	—	—	—	—	—	115,000	355,350	—
	07/31/07	—	—	—	—	—	—	—
	11/24/06	—	—	—	—	—	—	—	40,000	168,096	(4)
	11/24/06	—	—	—	—	—	25,000	77,250
	11/24/06	71,875	78,125	—	$9.27	11/24/13	—	—
	06/12/06	166,667	—	—	$5.64	08/15/10	—	—
	03/08/05	287,500	62,500	—	$6.00	03/08/12	—	—
	02/18/05	916,666	83,334	—	$6.42	02/18/12	—	—
	08/20/04	150,000	—	—	$4.97	08/20/11	—	—
	05/21/04	31,754	—	—	$5.84	05/21/11	—	—
	01/27/03	10,417	—	—	$4.55	01/27/13	—	—
Richard Deranleau	12/13/07	25,208	84,792	—	$7.14	12/13/14
	12/13/07	—	—	—	—	—	30,000	92,700
	07/31/07	—	—	—	—	—	—	—
	11/24/06	—	—	—	—	—	—	—	21,951	92,247	(4)
	11/24/06	—	—	—	—	—	12,322	38,075
	11/24/06	37,829	41,119	—	$9.27	11/24/13	—	—
	11/24/06	78,264	60,872	—	$9.27	11/24/13	—	—
	06/12/06	6,493	—	—	$5.71	06/09/11	—	—
	06/12/06	2,000	—	—	$5.78	12/10/13	—	—
	12/08/05	17,320	7,132	—	$4.19	12/08/12	—	—
	09/02/05	18,954	3,791	—	$4.05	09/02/12	—	—
	02/18/05	20,000	—	—	$6.42	02/18/12	—	—
	06/09/04	1,750	—	—	$5.68	06/09/11	—	—
	07/28/03	17,812	—	—	$5.59	12/10/13	—	—
Tejinder Grewal	12/13/07	19,479	65,521
	12/13/07	—	—	—	—	—	30,000	92,700
	07/31/07	—	—	—	—	—	—	—
	11/24/06	—	—	—	—	—	—	—	20,000	84,048	(4)
	11/24/06	—	—	—	—	—	10,000	30,900
	11/24/06	23,958	26,042	—	$9.27	11/24/13	—	—
	06/12/06	160,417	—	—	$4.82	08/12/11	—	—
	06/12/06	350,000	—	—	$5.25	07/08/11	—	—
	03/08/05	156,770	18,230	—	$6.00	03/08/12	—	—
	08/12/04	14,583	—	—	$4.04	08/12/11	—	—
Luc Moyen	12/13/07	17,187	57,813	—	$7.14	12/13/14	—	—	—
	12/13/07	—	—	—	—	—	45,000	139,050
	07/31/07	—	—	—	—	—	—	—
	11/28/06	—	—	—	—	—	—	—	10,000	42,024	(4)
	11/28/06	—	—	—	—	—	15,000	46,350
	11/28/06	27,500	32,500	—	$8.98	11/28/13	—	—
	06/12/06	99,756	—	—	$5.64	08/15/10	—	—
	06/12/06	60,000	—	—	$5.64	08/15/10	—	—
	06/12/06	54,167	—	—	$5.64	08/15/10	—	—
	06/12/06	60,369	—	—	$4.82	08/12/11	—	—
	03/08/05	99,480	18,230	—	$6.00	03/08/12	—	—
	05/21/04	3,909	—	—	$5.84	05/21/11	—	—

	Option Awards(1)						Stock Awards
Name	Award Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have not Vested (2)(#)	Market Value of Shares or Units of Stock that Have not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares Units or Other Rights that Have not Vested ($)
Ian Whiting	12/13/07	28,645	96,355	—	$0.00	12/13/14	—	—
	12/13/07	—	—	—	—	—	45,000	139,050
	07/31/07	—	—	—	$0.00	—	—	—
	11/24/06	—	—	—	$0.00	—	—	—	25,000	105,060	(4)
	11/24/06	—	—	—	$0.00	—	15,000	46,350
	11/24/06	44,916	52,084	—	$9.27	11/24/13	—	—
	06/12/06	26,000	—	—	$4.82	08/12/11	—	—
	06/12/06	10,125	—	—	$5.64	08/15/10	—	—
	05/23/05	42,229	25,521	—	$3.93	05/23/12	—	—
	03/08/05	20,649	7,292	—	$6.00	03/08/12	—	—
	05/21/04	3,237	—	—	$5.84	05/21/11	—	—

(1)

All options vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company, except as follows: the options granted on 6/12/06 were granted in connection with the Section 409A option exchange and vest based on the schedule of the original underlying grant which originally was at the rate of 1/48th per month; the option granted on 2/18/05 vests one half after two years and the rest at the rate of 1/24th per month over the remaining two years; the options granted on 8/20/04 vest at the rate of 1/36th per month and vest completely after 3 years; the options granted on 7/28/03, 5/22/03 and 1/27/03 vest one quarter after one year and the rest at the rate of 1/36th per month over the remaining 3 years.

(2)	These RSUs vest two years after the date of grant as long as the grantee remains employed by the Company.

(3)	Calculations based on the closing price of the Company’s common stock of $3.09 per share at the Company’s 2008 fiscal year end.

(4)	Calculations based on (i) the Company’s financial results through its 2008 fiscal year end and peer companies’ publicly available financial results available as of December 31, 2008 that result in a payout of 136% of target and (ii) the closing price of the Company’s common stock of $3.09 per share at the Company’s 2008 fiscal year end.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Klayko	—	—	176,072	$1,331,104
Richard Deranleau	—	—	76,185	$575,959
Tejinder Grewal	—	—	84,650	$639,869
Ian Whiting	34,809	$150,120	121,896	$921,534
Luc Moyen	14,844	$44,748	91,084	$688,595

(1)	The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held and (B) the applicable exercise price of those options.

Employment, Change of Control and Severance Arrangements

On May 11, 2007, the Compensation Committee approved Amended and Restated Change of Control Retention Agreements for our Named Executive Officers (each a “Retention Agreement,” and collectively, the “Retention Agreements”). Each Retention Agreement has a five-year term, subject to mutual renewal and certain automatic extensions if the Company enters into a definitive agreement regarding a change of control. Pursuant to the terms of the Retention Agreement, if the employment of a Named Executive Officer is terminated by Brocade without “cause” (as defined in the Retention Agreement) and such termination does not occur in connection with a change of control (as defined in the Retention Agreement), then, subject to the Named Executive Officer signing a release of claims in favor of Brocade and agreeing not to disparage the Company for a period of 12 months following termination, the Named Executive Officer shall be entitled to receive (1) a lump sum payment equal to six months’ base salary and 50% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which the termination occurs (12 months’ base salary and 100% of target cash bonus for Mr. Klayko), and (2) Brocade-paid COBRA benefits for six months (12 months for Mr. Klayko). In the event the Named Executive Officer’s employment is terminated by Brocade without cause or by such executive for “good reason” (as defined in the Retention Agreement) within 30 days prior to, or 12 months after, a “change of control” (as defined in the Retention Agreement), then the Named Executive Officer instead will be eligible to receive, subject to signing a release of claims in favor of Brocade and agreeing not to disparage the Company for a period of 12 months following termination, (1) a lump sum payment equal to 12 months’ base salary and 100% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which termination occurs (24 months’ base salary and 200% of target cash bonus for Mr. Klayko), (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Klayko), and (3) full accelerated vesting with respect to the Named Executive Officer’s then outstanding, unvested equity awards. In the event severance payments and benefits trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, severance shall be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after-tax severance amount. In December 2008, the Compensation Committee and each of the Named Executive Officers entered into certain amendments to the Retention Agreements to ensure documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) in order to avoid the imposition of any unintended, additional tax under Section 409A,

The Brocade Market Outperform Plan provides that, in the event of a “change of control” (as defined in the plan), the current performance period terminates immediately prior to the date of the press release announcing that Brocade has entered into an agreement to effect the change of control. Participants in the Brocade Market Outperform Plan, including the Named Executive Officers, vest in their applicable plan grants immediately prior to, and contingent on, the change of control.

The Brocade 1999 Stock Plan provides that, in the event of a “change of control” (as defined in the plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

The following table quantifies the estimated payments and benefits that would be provided, or was provided, to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company as of the last day of our fiscal year 2008.

2008 Potential Payments upon Termination or Change in Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control(1)
Michael Klayko	Salary	$725,000	$0	$1,450,000
	Bonus	$725,000	$0	$1,450,000
	COBRA	$13,468	$0	$20,282
	Equity Acceleration(2)	$0	$0	$556,200
	Market Outperform Plan Payout(3)	$0	$0	$0
	Total	$1,463,468	$0	$3,476,483

Richard Deranleau	Salary	$170,000	$0	$340,000
	Bonus	$102,000	$0	$204,000
	COBRA	$6,933	$0	$14,082
	Equity Acceleration(2)	$0	$0	$198,604
	Market Outperform Plan Payout(3)	$0	$0	$0
	Total	$278,933	$0	$756,686

Tejinder Grewal	Salary	$157,500	$0	$315,000
	Bonus	$94,500	$0	$189,000
	COBRA	$6,666	$0	$13,443
	Equity Acceleration(2)	$0	$0	$185,400
	Market Outperform Plan Payout(3)	$0	$0	$0
	Total	$258,666	$0	$702,843

Ian Whiting	Salary	$187,920	$0	$375,840
	Bonus	$112,752	$0	$225,504
	COBRA	$6,933	$0	$14,082
	Equity Acceleration(2)	$0	$0	$262,650
	Market Outperform Plan Payout(3)	$0	$0	$0
	Total	$307,605	$0	$878,076

Luc Moyen	Salary	$160,000	$0	$320,000
	Bonus	$96,000	$0	$192,000
	COBRA	$6,933	$0	$14,082
	Equity Acceleration(2)	$0	$0	$216,300
	Market Outperform Plan Payout(3)	$0	$0	$0
	Total	$262,933	$0	$742,382

(1)	Based on calculated severance amounts, no Named Executive Officer is subject to excise taxation. As a result, the calculation set forth in the 280G provision of the Retention Agreements was not applied. The section 280G value of severance payments and benefits for each Named Executive Officer, was calculated assuming (1) an October 25, 2008 change of control and termination of employment, (2) 2.18% and 3.14% short- and mid-term present value factors, (3) a 4.1% risk free rate, (4) 57% stock option volatility, (5) three-month remaining life on stock options, and (6) no Named Executive Officer received a payment that is contingent on a change of control.

(2)

Amount reflects $3.09 minus the exercise price for stock options and $3.09 minus the purchase price for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of such awards accelerates in full. In such an event, and assuming an October 25, 2008 change of control and a $3.09/share transaction price, the value of each named executive officer’s equity acceleration equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

(3)	The Brocade Market Outperform Plan provides that, as described above, the current performance period is terminated in the event of a change of control. Based on the October 25, 2008 stock price of $3.09/share, no payment would be made under the plan.

Equity Compensation Plan Information

The following table summarizes information with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans as of October 25, 2008 (in thousands, except per share amounts):

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	29,713	(3)	$7.96	76,957	(4)
Equity compensation plans not approved by stockholders(2)	5,323	(5)	$8.55	35,362
Total	35,036		$8.05	112,319

(1)	Consist of the 1999 Employee Stock Purchase Plan, the 1999 Director Plan, the 1999 Stock Plan, the Rhapsody Plan, the Therion Plan and the McDATA plans. The Rhapsody Plan, the Therion Plan and the McDATA plans were assumed in connection with acquisitions.

(2)	Consist solely of the 1999 Nonstatutory Stock Option Plan.

(3)	Amount excludes purchase rights accrued under the Employee Stock Purchase Plan. As of October 25, 2008, the Employee Stock Purchase Plan had a stockholder-approved reserve of 60.4 million shares, of which 42.9 million shares were available for future issuance.

(4)	Amount consists of shares available for future issuance under the Employee Stock Purchase Plan, the Director Plan and the 1999 Plan.

(5)	Substantially all shares were granted prior to the fiscal year ended October 25, 2003.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance which were adopted without approval by stockholders see Note 12 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 25, 2008 which descriptions are incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Employment, Change of Control and Severance Arrangements” and indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there was not during fiscal year 2008 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transactions. The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification. In 2008, the Audit Committee also became responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such policies.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 25, 2008 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (as superseded by Statement on Auditing Standards No. 114). The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 25, 2008.

Respectfully submitted by:

Glenn C. Jones (Chair) Judy Bruner Alan L. Earhart John W. Gerdelman

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page 5 above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall Vice President, General Counsel and Corporate Secretary

February 20, 2009

APPENDIX I

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 STOCK PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

Options granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(g), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the fair market value will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(u) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award grant. The Notice of Grant is part of the Award Agreement.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 15 of the Plan.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 14.

(bb) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 14.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2009 Stock Plan.

(ee) “Restricted Stock” means shares of Common Stock acquired pursuant to an Award of restricted stock under Section 11 of the Plan.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 12. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Service Provider” means an Employee, Director or Consultant.

(jj) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(kk) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 13 is designated as a Stock Appreciation Right.

(ll) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 48,000,000 Shares, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 1.56 Shares for every Share subject thereto. Further, if Shares acquired pursuant to any Awards other than Options or Stock Appreciation Rights are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.56 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Awards other than Options or Stock Appreciation Rights, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all Shares subject to a Stock Appreciation Right will cease to be available under the Plan, other than Shares forfeited due to failure to vest which will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award, will not be returned to the Plan and will not become available for future distribution under the Plan, except that if Shares issued pursuant to Awards other than Options or Stock Appreciation Rights are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of

Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 22(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 8 regarding Incentive Stock Options);

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 19;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing. Subject to adjustments made pursuant to Section 18 and notwithstanding anything to the contrary in the Plan, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable (under all plans of the Company and any Parent or Subsidiary) for the first time by the Participant during any calendar year exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c) The following limitations will apply to grants of Options:

(i) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 3 million Shares, subject to Section 6(c)(iii) below.

(ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 3 million Shares which will not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.

(iv) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Term of Plan. Subject to Section 26 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of 10 years unless terminated earlier under Section 22 of the Plan.

8. Term of Option. The term of each Option will be 7 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Award Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company;

(iv) net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

X	=	Y (A – B)
A

Where:

X =	The number of Shares to be issued to Participant;

Y =	The number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A =	The Fair Market Value of one Share (at the date of such calculation);

B =	The exercise price per Share of the Option (as adjusted to the date of the calculation);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(c) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e) Buyout Provisions. Subject to Section 4(c), the Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator will establish and communicate to the Participant at the time that such offer is made.

11. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Service Provider will receive more than an aggregate of 3 million shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million shares of Restricted Stock.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold shares of Restricted Stock until the restrictions on such Restricted Stock has lapsed.

(c) Transferability. Except as provided in this Section 11, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 11, Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Participants holding Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

12. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time as determined by the Administrator. Notwithstanding the foregoing sentence, during any Fiscal Year, no Service Provider will receive more than an aggregate of 3 million Restricted Stock Units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million Restricted Stock Units. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 12(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria (which may include performance objectives based upon the achievement of Company-wide, departmental or individual goals, Company performance relative to selected other companies, or any other basis determined by the Administrator) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria (including without limitation, achievement of any applicable performance objectives), the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares or a combination thereof.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). The Performance Goals will be set by the Administrator on or before the Determination Date.

13. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Service Provider will be granted Stock Appreciation Rights covering more than 3 million Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted Stock Appreciation Rights covering up to an additional 3 million Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the

Plan; provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than 7 years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 10 will also apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price of that Stock Appreciation Right; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

14. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (i) no Service Provider will receive Performance Units having an initial value greater than $15,000,000 and (ii) no Service Provider will receive more than 3 million Performance Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted up to an additional 3 million Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion that, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The

Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

15. Performance Goals.

(a) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) Cash Position, (ii) Company Free Cash Flow, (iii) Earnings Per Share, (iv) EBITDA, (v) Gross Margin, (vi) Internal Rate of Return, (vii) Net Cash Provided by Operations, (viii) Net Income, (ix) Operating Cash Flow, (x) Operating Expenses, (xi) Operating Income, (xii) Profit Before Tax, (xiii) Return on Assets, (xiv) Return on Equity, (xv) Return on Gross Fixed Assets, (xvi) Return on Investment, (xvii) Return on Sales, (xviii) Revenue, (xix) Revenue Growth, and (xx) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) measured in terms of growth, (iii) compared to another company or companies, (iv) measured against the market as a whole and/or according to applicable market indices, (v) measured against the performance of the Company as a whole or a segment of the Company, (vi) measured on a pre-tax or post-tax basis (if applicable), and/or (vii) measured on the basis of generally accepted accounting principles (“GAAP”) or on the basis of non-GAAP metrics consistent with the Company’s practices. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied.

(b) Definitions. The following definitions will apply to the Performance Goals, as used herein:

(i) “Cash Position” means the Company’s or a business unit’s level of cash and cash equivalents.

(ii) “Company Free Cash Flow” means as to any Performance Period, the Company’s or a business unit’s Net Cash Provided by Operations less payments for property, plant, and equipment determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(iii) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(iv) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(v) “EBITDA” means as to any Performance Period, the Company’s or a business unit’s earnings before interest, depreciation and amortization determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vi) “Gross Fixed Assets” means as to any Performance Period, the value of the Company’s assets intended for ongoing use in business operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vii) “Gross Margin” means as to any Performance Period, the Company’s or a business unit’s revenue less the cost of goods sold, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(viii) “Internal Rate of Return” means as to any Performance Period, the annualized effective compounded return rate which can be earned on identified invested capital (i.e., the yield on the investment) with respect to the Company or business unit.

(ix) “Net Cash Provided by Operations” means as to any Performance Period, the Company’s or a business unit’s Net Income plus adjustments to reconcile Net Income to Net Cash Provided by Operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(x) “Net Income” means as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xi) “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xii) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiii) “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiv) “Performance Period” means a period of time as the Administrator will determine in its sole discretion.

(xv) “Profit Before Tax” means as to any Performance Period, the Company’s or a business unit’s net sales less all expenses (except for taxes, equity, and minority interest), determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvi) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvii) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xviii) “Return on Gross Fixed Assets” means as to any Performance Period, the Company’s or a business unit’s annualized EBITDA divided by the total Gross Fixed Assets determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xix) “Return on Investment” means as to any Performance Period, the benefit (return) of an investment divided by the cost of the investment.

(xx) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xxi) “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

(xxii) “Revenue Growth” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(xxiii) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

16. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or period of time for a transfer between locations of the Company or between the Company, its Parent, or any Subsidiary. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

17. Transferability.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b) Prohibition Against an Award Transfer Program. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

18. Adjustments Upon Changes in Capitalization, Dissolution, Change in Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the Common Stock, repurchase, or exchange of Shares or other securities of the Company, or any other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of benefits of potential benefits to be made available under the Plan. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares subject to any Award will always be a whole number. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award will lapse as to all such Shares or, with respect to Restricted Stock Units, all Shares will vest, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all his or her outstanding Options and Stock Appreciation Rights, including Shares as to which it would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, all outstanding Restricted Stock Units will fully vest, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met unless otherwise expressly provided for in the Award Agreement. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator, and the Award will terminate upon the expiration of such period. For the purposes of this paragraph, the Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

19. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

20. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

21. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

22. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

26. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX II

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 DIRECTOR PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for service as Outside Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

The Plan permits the grant of options and restricted stock units. All options granted hereunder will be nonstatutory stock options.

Under the Plan the subsequent annual grants will be made on the date of the Company’s Annual Meeting. The Plan will be effective as of its approval by stockholders of the Company at the Company’s 2009 Annual Meeting.

2. Definitions. As used herein, the following definitions will apply:

(a) “Annual Meeting” means the Company’s annual meeting of stockholders.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options or Restricted Stock Units.

(d) “Board” means the Board of Directors of the Company, or a duly authorized committee of the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(i) “Director” means a member of the Board.

(j) “Disability” means total and permanent disability as defined in section 22(e)(3) of the Code.

(k) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor the payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or

(iii) In the absence of an established market for the Common Stock, the fair market value thereof will be determined in good faith by the Board.

(n) “Inside Director” means a Director who is an Employee.

(o) “Option” means a stock option granted pursuant to the Plan.

(p) “Outside Director” means a Director who is not an Employee.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Participant” means the holder of an outstanding Award.

(s) “Plan” means this 2009 Director Plan.

(t) “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, and granted to a Participant pursuant to Section 6 of the Plan. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.

(u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(v) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 2,000,000 Shares (the “Pool”), plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Director Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company’s 1999 Director Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 870,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an outstanding Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock Units, is forfeited to the Company due to failure to vest, the unpurchased or forfeited Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan.

(c) Full Value Awards. An Award of Restricted Stock Units will be counted against the Pool as 1.56 Shares for every 1 Share subject to such Award. To the extent that an Award counted as 1.56 Shares against the Pool at the time of grant pursuant to the preceding sentence is forfeited or repurchased by the Company and returned to the Plan (e.g., upon Award termination), the Plan will be credited with 1.56 Shares that will thereafter be available for future issuance under the Plan.

4. Options.

(a) Administration of Option Grants.

(i) All grants of Options to Outside Directors under this Plan will be automatic and nondiscretionary and will be made strictly in accordance with the following provisions; provided, however, that the Board may, in its sole discretion, provide that certain Outside Directors are not eligible to receive grants of Options for specified periods of time.

(ii) No person will have any discretion to determine the number of Shares to be covered by Options.

(iii) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant will be granted under Options to the Outside Directors on a pro rata basis. No further grants will be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(b) Prohibition Against Repricing. Subject to the provisions of Section 14 of the Plan, the terms of any Option may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option without stockholder approval.

5. Exercise of Options.

(a) Procedure for Exercise of an Option; Rights as Stockholder.

(i) Any Option granted hereunder will be exercisable at such times as are set forth in Section 7(a) or 8(a), as applicable; provided, however, that no Options will be exercisable until stockholder approval of the Plan in accordance with Section 20 has been obtained.

(ii) An Option may not be exercised for a fraction of a Share.

(iii) An Option will be deemed to be exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the terms of the Option) from the person entitled to exercise the Option and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholding). Full payment may consist of any consideration and method of payment allowable under Section 12 of the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

(iv) Exercise of an Option in any manner will result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Continuous Status as a Director. Subject to Section 14, in the event an Participant’s status as a Director terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option, but only within 3 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of such termination, and to the extent that the Participant does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate.

(c) Disability of Participant. In the event Participant’s status as a Director terminates as a result of Disability, the Participant may exercise his or her Option, but only within 12 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant. If a Participant dies while still a Director, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within 12 months following the date of death, and only to the extent that the Participant was entitled to exercise it on the date of death (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of death, and to the extent that the Participant’s estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.

6. Restricted Stock Units.

(a) Procedures for Grants.

(i) All grants of Restricted Stock Units to Outside Directors under this Plan will be automatic and nondiscretionary and will be made strictly in accordance with the following provisions; provided, however, that the Board may, in its sole discretion, provide that certain Outside Directors are not eligible to receive grants of Restricted Stock Units for specified periods of time.

(ii) No person will have any discretion to determine the number of Shares to be covered by Restricted Stock Units.

(b) Form and Timing of Payment. Restricted Stock Units will be settled in Shares, on a one unit for one Share basis. When Shares are paid to the Participant in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the Participant for each Restricted Stock Unit by services rendered by the Participant. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Board but no later than March 15th of the calendar year following the applicable vesting date.

(c) Cancellation. On the date of Participant’s termination as a Director, all unvested Restricted Stock Units will be forfeited to the Company.

(d) Additional RSU Terms.

(i) Company’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth above, the Participant will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in whole Shares.

(ii) Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

7. First Awards.

(a) First Option Grant. Each Outside Director will be automatically granted an Option to purchase 50,000 shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First Option. The terms of a First Option granted hereunder will be as follows:

(i) the term of the First Option will be 7 years.

(ii) the First Option will be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 5 and 14.

(iii) the exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant of the First Option.

(iv) subject to Section 14, the First Option will become exercisable as to 1/3 of the Shares subject to the First Option each anniversary following its date of grant, so as to become 100% vested on the 3rd anniversary of the date of grant, provided that the Participant continues to serve as a Director on such dates.

(b) First RSU Grant.

(i) Grant. Each Outside Director will be automatically granted 15,000 Restricted Stock Units (“First RSU”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First Option.

(iii) Vesting. Subject to Section 14, the First RSU will vest and become payable as to 1/3 of the Shares subject to the First RSU on the 1 year anniversary of the date of grant, and as to 1/3 of the Shares subject to the First RSU at each anniversary thereafter, so that the First RSU will be fully vested and become payable in full 3 years after its date of grant, provided that the Participant continues to serve as a Director on such dates.

8. Subsequent Awards.

(a) Subsequent Option Grant. Subject to proration under Section 9 below, each Outside Director will be automatically granted an Option to purchase 20,000 shares (“Subsequent Option”) annually on the date of the Annual Meeting, provided that such Outside Director had served as an Outside Director prior to such Annual Meeting and that he or she continues to be an Outside Director at and immediately following such Annual Meeting. The terms of a Subsequent Option granted hereunder will be as follows:

(i) the term of the Subsequent Option will be 7 years.

(ii) the Subsequent Option will be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 5 and 14.

(iii) the exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant of the Subsequent Option.

(iv) subject to Section 14, the Subsequent Option will become exercisable as to 100% of the Shares subject to the Subsequent Option on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, provided that the Participant continues to serve as a Director on such date.

(b) Subsequent RSU Grant.

(i) Grant. Subject to proration under Section 9, each Outside Director will be automatically granted 10,000 Restricted Stock Units (the “Subsequent RSU”) annually on the date of the Annual Meeting, provided that such Outside Director had served as an Outside Director prior to such Annual Meeting and that he or she continues to be an Outside Director at and immediately following such Annual Meeting.

(ii) Vesting. Subject to Section 14, the Subsequent RSU will vest and become payable as to 100% of the Shares subject to the Subsequent RSU on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, provided that the Participant continues to serve as a Director on such date.

9. Subsequent Award Pro Ration Policy for New Directors Appointed Before an Annual Meeting. At the first (and only the first) Annual Meeting after an Outside Director first becomes an Outside Director, such Outside Director will receive at such Annual Meeting, a proportionate amount of the Subsequent Option and Subsequent RSU (in lieu of the full Subsequent Option and Subsequent RSU) based on the date of such Outside Director’s appointment as follows:

(a) Appointment on the date of the Annual Meeting, or after the date of the Annual Meeting but prior to the end of the Company’s 2nd fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 100% of both the Subsequent Option and Subsequent RSU.

(b) Appointment in the Company’s 3rd fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 75% of both the Subsequent Option and Subsequent RSU.

(c) Appointment in the Company’s 4th fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 50% of both the Subsequent Option and Subsequent RSU.

(d) Appointment in the Company’s 1 st fiscal quarter of the fiscal year during which the Annual Meeting occurs: 25% of both the Subsequent Option and Subsequent RSU.

(e) Appointment in the Company’s 2nd fiscal quarter of the fiscal year during which the Annual Meeting occurs and before the Annual Meeting date for such fiscal year: 0% of both the Subsequent Option and Subsequent RSU.

10. Eligibility. Awards may be granted only to Outside Directors. All Options will be automatically granted in accordance with the terms set forth in Section 4 here of. All Restricted Stock Units will be granted in accordance with the terms set forth in Section 6.

The Plan will not confer upon any Participant any right with respect to continuation of service as a Director or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

11. Term of Plan. This Plan is effective as of its approval by the stockholders of the Company at the Company’s 2009 Annual Meeting as described in Section 20 of the Plan. It will continue in effect until the tenth anniversary of the Plan’s initial effectiveness unless sooner terminated under Section 15 of the Plan.

12. Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, will consist of:

(i) cash;

(ii) check;

(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(iv) net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

X	=	Y (A – B)
A

Where:

X =	the number of Shares to be issued to Participant;

Y =	the number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A =	the Fair Market Value of one Share (at the date of such calculation);

B =	the exercise price per Share of the Option (as adjusted to the date of the calculation);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(vi) any combination of the foregoing methods of payment.

13. Non-Transferability of Awards. Except as described in the Award Agreements, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of an Award, the Award immediately will become null and void.

14. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration”; provided, further, that the number of Shares subject to subsequently granted First Options, Subsequent Options, First RSUs, and Subsequent RSUs will not be proportionately adjusted. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised or a Restricted Stock Unit has not vested, it will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) In the event of a Change in Control, outstanding Awards may be assumed or equivalent Awards may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an Award is assumed or substituted for, the Award or equivalent award will continue to be exercisable or vest as provided in Section 7 or 8, as applicable, for so long as the Participant serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Participant’s status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, the Award or award will become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Award or award will remain exercisable in accordance with Sections 5(b) through (d) above.

(ii) If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option will become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board will notify the Participant that the Option will be fully exercisable for a period of 30 days from the date of such notice, and upon the expiration of such period the Option will terminate. If the Successor Corporation does not assume an outstanding grant of Restricted Stock Units or substitute for it an equivalent award, the grant of Restricted Stock Units will vest immediately prior to the consummation of the applicable transaction.

(iii) For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, or upon the payout of a Restricted Stock Unit, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation will be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company will obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan will not affect Awards already granted and such Awards will remain in full force and effect as if this Plan had not been amended or terminated.

16. Time of Granting of Awards. The date of grant of an Award will, for all purposes, be the date determined in accordance with Section 4 and 6.

17. Conditions Upon Issuance of Shares.

(a) Shares will not be issued under any Award unless the issuance and delivery of such Shares pursuant thereto, and in the case of an Option, the exercise of such Option, will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

(c) Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

19. Award Agreement. Awards will be evidenced by written award agreements in such form as the Board will approve.

20. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company at the Company’s 2009 Annual Meeting. Such stockholder approval will be obtained in the degree and manner required under Applicable Laws.

21. No Guarantee of Continued Service. The Plan will not confer upon any Participant any rights with respect to continuation of service as a Director or other service provider to the Company or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director of the Company may have to terminate the Director’s relationship with the Company at any time.

APPENDIX III

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

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Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f) “Committee” means a committee of the Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 14.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(i) “Compensation” means an Eligible Employee’s base straight time gross earnings and commissions, inclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other cash compensation.

(j) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k) “Director” means a member of the Board.

(l) “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code.

(m) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o) “Exercise Date” means the last day of an Offering Period.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

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(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the fair market value thereof will be determined in good faith by the Administrator.

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “New Exercise Date” means a new Exercise Date by shortening any Offering Period then in progress.

(s) “Offering Date” means the first Trading Day of each Offering Period.

(t) “Offering Period” will mean a period of approximately 24 months, or such shorter period of time as determined by the Administrator in its sole discretion, during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after June 1 of the initial year of the Plan and terminating on the last Trading Day in the period, thereof, and (ii) commencing on the first Trading Day after the Exercise Date of the preceding Offering Period and terminating on the last Trading Day in the period. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 19.

(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) “Participant” means an Eligible Employee that participates in the Plan.

(w) “Plan” means this 2009 Employee Stock Purchase Plan.

(x) “Purchase Period” means the period during an Offering Period that shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(y) “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 19.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Date. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of

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the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after June 1 and December 1 each year, or on such other date as the Administrator will determine, and continuing thereafter until terminated in accordance with Section 20. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6. Payroll Deductions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have the payroll deductions made on such day applied to his or her account under the subsequent Purchase or Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(b) Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10.

(c) All payroll deductions made for a Participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a Participant may only make one payroll deduction change during each Offering Period. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by Participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following 5 business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s payroll deductions may be decreased to 0% at any time during a Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b), payroll deductions will

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recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each 6-month (or shorter) Purchase Period more than 5,000 shares of the Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any future Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions from his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

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9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.

(a) A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s payroll deductions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to Participant’s estate, and such Participant’s option will be automatically terminated.

12. Interest. No interest will accrue on the payroll deductions of a Participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 35 million shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility

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and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with local requirements.

15. Transferability. Except as described in the subscription agreement, neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16. Use of Funds. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or

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substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

19. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v) reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

III-8

21. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of 10 years, unless sooner terminated under Section 19.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

III-9

EXHIBIT A

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

[AS PROVIDED BY E*TRADE]

III-10

EXHIBIT B

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

[AS PROVIDED BY E*TRADE]

III-11

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

1745 Technology Drive

San Jose, CA 95110

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Interstate 880/Highway 17 ramp toward Oakland/Santa Cruz.

•	Merge onto the Interstate 880 North ramp toward Oakland and continue on Interstate 880.

•	Take the First Street exit, and turn left onto North First Street.

•	Turn left onto Skyport Drive.

•	Turn right onto Technology Drive.

•	Turn left into the Brocade entrance at 1745 Technology Drive.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Brokaw Road/First Street exit.

•	Turn right onto Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take the Brokaw Road exit toward First Street.

•	Turn left onto East Brokaw Road, which becomes Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

Address Change? Mark Box to the right and Indicate Changes below:

COMPANY #

TO VOTE BY INTERNET OR

TELEPHONE, SEE REVERSE SIDE

OF THIS PROXY CARD.

ADDRESS BLOCK

The Board of Directors Recommends a Vote FOR all the Nominees Listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

Please fold here - Do not separate

1. Election of Directors:

01 – Judy Bruner

02 – David L. House

03 – L. William Krause

For Against Abstain

For Against Abstain

For Against Abstain

For Against Abstain

2. Approval of the 2009 Stock Plan

For Against Abstain. Approval of the 2009 Director Plan

4. Approval of the 2009 Employee Stock Purchase Plan For Against Abstain

5. Ratification of appointment of KPMG LLP as independent registered For Against Abstain public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 31, 2009

The Board of Directors Recommends a Vote AGAINST Stockholder Proposals 6 and 7.

6. Consideration of a stockholder proposal, if properly presented at the For Against Abstain meeting, regarding the deletion of the supermajority voting requirements in the Company’s certificate of incorporation and bylaws

7. Consideration of a stockholder proposal, if properly presented at the For Against Abstain meeting, regarding the reorganization of the Board of Directors into one class subject to election each year

Signature(s) in Box

Date:

Please sign exactly as your name(s) appears. If held in joint tenancy, all persons must sign. Trustees, administrators, etc.,

should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

AS DESCRIBED ABOVE.

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

April 15, 2009

2:00 p.m. Pacific Time

1745 Technology Drive

San Jose, California 95110

BROCADE Brocade Communications Systems, Inc. proxy 1745 Technology Drive, San Jose, California 95110 proxy

This proxy is solicited by the Board of Directors for use in connection with the Annual Meeting on

APRIL 15, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all the Nominees Listed in Proposal 1,

“FOR” Proposals 2, 3, 4 and 5, and “AGAINST” Stockholder Proposals 6 and 7.

By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Richard Deranleau and Tyler

Wall, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof.

Whether or not a choice is specified, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1 800 560 1965 — QUICK *** EASY *** IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 PM

(Central Time) on April 14, 2009.

Please have your proxy card and the last four digits of your Social Security Number available.

Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/brcd/ — QUICK *** EASY *** IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week until 11:59 PM (Central Time)

on April 14, 2009.

Please have your proxy card and the last four digits of your Social Security Number available.

Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brocade Communications Systems, Inc. c/o Wells Fargo Shareowner ServicesSM,

P.O. Box 64873, St. Paul, MN 55164 0873.